Exhibit 1.1

Execution Version

Credit Agreement

dated as of February 14, 2025,

among

Twin Disc, Incorporated,

(from the Closing Date until the consummation of Kobelt Amalgamation)

Twin Disc Canada Holdings Ltd.,

(after the consummation of the Kobelt Acquisition and Kobelt Amalgamation)

Kobelt Manufacturing Co. Ltd.,

and

Bank of Montreal

-i-

-ii-

-iii-

CREDIT AGREEMENT

This Credit Agreement is entered into as of February 14, 2025, by and among Twin Disc, Incorporated, a Wisconsin corporation (“TDI”), from the Closing Date until the consummation of the Kobelt Amalgamation, Twin Disc Canada Holdings Ltd., a company incorporated under the laws of British Columbia (“Kobelt Purchaser”) and immediately after giving effect to the Kobelt Acquisition and the Kobelt Amalgamation (as such terms are defined below), Kobelt Manufacturing Co. Ltd., a company amalgamated under the laws of British Columbia as a result of the Kobelt Amalgamation (“Canadian Borrower” and, together with TDI and Kobelt Purchaser, each individually and collectively, “Borrower”), jointly and severally, and Bank of Montreal (“Bank”). All capitalized terms used herein without definition shall have the meanings ascribed thereto in Section 1.1.

PRELIMINARY STATEMENTS

A.         TDI and BMO Bank N.A. (formerly known as BMO Harris Bank N.A.), an Affiliate of Bank, previously entered into that certain Credit Agreement, dated as of June 29, 2018 (the “2018 Credit Agreement”), whereby BMO Bank N.A. extended credit facilities to Borrower.

B.         TDI has requested, and Bank has agreed, to refinance the credit facilities extended by BMO Bank N.A. under the 2018 Credit Agreement and finance additional credit facilities, all on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.    DEFINITIONS; INTERPRETATION.

Section 1.1    Definitions. The following terms when used herein shall have the following meanings:

“Account Debtor” means any Person obligated to make payment on any Receivable.

“Acquisition” and “Acquisitions” means, each and collectively, the Katsa Acquisition and the Kobelt Acquisition.

“Adjusted Term CORRA” means, for purposes of any calculation, the rate per annum equal to (a) Term CORRA for such calculation plus (b) the Term CORRA Adjustment; provided that if Adjusted Term CORRA as so determined shall ever be less than the Floor, then Adjusted Term CORRA shall be deemed to be the Floor.

“Adjusted Term SOFR” mean with respect to any tenor, the per annum rate equal to the sum of (i) Term SOFR plus (ii) of 0.11448% (11.448 basis points) for one-month, 0.26161% (26.161 basis points) for three-month, and 0.42826% (42.826 basis points) for six-months.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 5% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 5% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Credit Agreement, as the same may be amended, restated, supplemented, or otherwise modified from time to time pursuant to the terms hereof.

“Agreement as to Liens and Encumbrances” means the Agreement as to Liens and Encumbrances referenced in Exhibit B of the Negative Pledge Agreement, dated as of April 22, 2016, between TDI and Bank, as assigned to BMO Bank N.A. pursuant to, and amended by, the Assignment of and Amendment to Agreement as to Liens and Encumbrances, dated as June 29, 2018, among TDI, Bank and BMO Bank N.A., and as assigned to Bank pursuant to, and amended by, the Assignment of and Amendment to Agreement as to Liens and Encumbrances, dated as of the date hereof, among TDI, Bank and BMO Bank N.A. and as the same may hereafter be amended, modified, supplemented or restated from time to time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to a Loan Party or any of their Subsidiaries from time to time concerning or relating to bribery or corruption including the Foreign Corrupt Practices Act of 1977, as amended, and the Corruption of Foreign Public Officials Act (Canada), as amended.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Loan Party or its Subsidiaries related to terrorism financing or money laundering, including any applicable provision of the Patriot Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), Part II.1 of the Criminal Code (Canada), regulations promogulated pursuant to the Special Economic Measures Act (Canada), and the United Nations Act (Canada), and any similar law enacted in any of the United States, Canada, or any other jurisdiction applicable to the Loan Parties and their Affiliates after the date of this Agreement

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and the commitment/facility fees and letter of credit fees payable under Section 2.11, until the first Pricing Date, the rates per annum shown opposite Level III below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

Level	Total Funded Debt/EBITDA Ratio for Such Pricing Date	Applicable Margin for (i) Revolving Loans and (ii) Letter of Credit Fee shall be:	Applicable Margin for Term Loans shall be:	Applicable Margin for Commitment/Facility Fee shall be:
I	Greater than or equal to 3.25 to 1.00	3.50%	3.625%	0.30%
II	Less than 3.25 to 1.00, but greater than or equal to 2.50 to 1.00	3.00%	3.125%	0.25%
III	Less than 2.50 to 1.00, but greater than or equal to 1.50 to 1.00	2.50%	2.625%	0.20%
IV	Less than 1.50 to 1.00	2.00%	2.125%	0.15%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of Borrower ending on or after March 28, 2025, the date on which Bank is in receipt of Borrower’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 6.5. The Applicable Margin shall be established based on the Total Funded Debt/EBITDA Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 6.5, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level I shall apply). If Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by Bank in accordance with the foregoing shall be conclusive and binding on Borrower absent manifest error. Notwithstanding the foregoing, Bank may, in its discretion, increase the Applicable Margin on any type of Loan by two percent (2%) per annum during the existence of an Event of Default.

“Application” is defined in Section 2.3(b).

“Assumed Indebtedness” means Indebtedness of a Person which is (a) in existence at the time such Person becomes a Subsidiary of Borrower or (b) is assumed in connection with an investment in or acquisition of such Person, and in each case, has not been incurred or created by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of Borrower.

“Authorized Representative” means those persons shown on the list of officers provided by Borrower pursuant to Section 4.1 or on any update of any such list provided by Borrower to Bank, or any further or different officers of Borrower so named by any Authorized Representative of Borrower in a written notice to Bank.

“Availability” means the lesser of: (a) the Revolving Credit Commitment minus the aggregate outstanding principal amount of Revolving Loans and L/C Obligations; and (b) the Borrowing Base minus the aggregate outstanding principal amount of Revolving Loans and L/C Obligations.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.15(d).

“Bank” is defined in the introductory paragraph of this Agreement.

“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by Bank from time to time as its prime commercial rate as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be Bank’s best or lowest rate), and (b) the sum of (i) the rate determined by Bank to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to Bank at approximately 10:00 a.m. (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by Bank for sale to Bank at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%, and (c) the sum of (i) Adjusted Term SOFR for a one-month tenor in effect on such day plus (ii) 1%. Any change in the Base Rate due to a change in the prime rate, the quoted federal funds rates or Term SOFR, as applicable, shall be effective from and including the effective date of the change in such rate. If the Base Rate is being used as an alternative rate of interest pursuant to Sections 3.5 or 2.15, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above, provided that if Base Rate as determined above shall ever be less than the Floor, then Base Rate shall be deemed to be the Floor. The Base Rate shall be calculated on an actual day/365/366-day basis and payable quarterly in arrears.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.15.

“Benchmark Replacement” means, either of the following to the extent selected by Bank in its unilateral discretion,

(a)         the sum of Daily Simple SOFR plus 0.11448% (11.448 basis points); or

(b)         the sum of: (i) the alternate benchmark rate that has been selected by Bank and Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Bank and Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)         in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)         in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)         a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by Bank on a single date and, in the case of Eurodollar Loans, for a single Interest Period. A Borrowing is “advanced” on the day Bank advances funds comprising such Borrowing to Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 2.6.

“Borrowing Base” means, as of any time it is to be determined, the sum of:

(a)    85% of the then outstanding unpaid amount of Eligible Receivables; plus

(b)    the lesser of:

(i)    (A) $40,000,000 for each fiscal month ending on or prior to August 31, 2025, (B) $35,000,000 for each fiscal month ending on or prior to August 31, 2026, and (C) $32,500,000 for each fiscal month ending thereafter, and

(ii)    (A) 60% of the value (computed at the lower of market or cost using the last-in/first-out method of inventory valuation applied in accordance with GAAP) of Eligible Inventory for each fiscal month ending on or prior to August 31, 2025, (B) 55% of the value (computed at the lower of market or cost using the last-in/first-out method of inventory valuation applied in accordance with GAAP) of Eligible Inventory for each fiscal month ending on or prior to February 28, 2026, and (C) 50% of the value (computed at the lower of market or cost using the last-in/first-out method of inventory valuation applied in accordance with GAAP) of Eligible Inventory for each fiscal month ending thereafter;

(c)    minus Priority Payables at that time;

provided that (i) Bank shall have the right upon five (5) Business Days’ notice to Borrower to reduce the advance rates against Eligible Receivables and Eligible Inventory in its reasonable discretion based on results from any field audit or appraisal of the Collateral and (ii) the Borrowing Base shall be computed only as against and on so much of such Collateral as is included on the Borrowing Base Certificates furnished from time to time by Borrower pursuant to this Agreement and, if required by Bank pursuant to any of the terms hereof or any Collateral Document, as verified by such other evidence reasonably required to be furnished to Bank pursuant hereto or pursuant to any such Collateral Document.

“Borrowing Base Certificate” means the certificate in the form of Exhibit B hereto, or in such other form acceptable to Bank, to be delivered to Bank pursuant to Sections 4.2 and 6.5.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Milwaukee, Wisconsin or Toronto, Ontario, as applicable.

"Canadian Benchmark" means, initially, the Term CORRA Reference Rate; provided that if a Canadian Benchmark Transition Event has occurred with respect to the Term CORRA Reference Rate or the then-current Canadian Benchmark, then "Canadian Benchmark" means the applicable Canadian Benchmark Replacement to the extent that such Canadian Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.1.6(a).

“Canadian Benchmark Available Tenor” means, as of any date of determination and with respect to the then-current Canadian Benchmark, as applicable, (x) if such Canadian Benchmark is a term rate, any tenor for such Canadian Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Canadian Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Canadian Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Canadian Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.1.6(d).

“Canadian Benchmark Relevant Governmental Body” means the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.

“Canadian Benchmark Replacement” means, with respect to any Canadian Benchmark Transition Event,

(a)    where a Canadian Benchmark Transition Event has occurred with respect to Term CORRA Reference Rate, Daily Compounded CORRA; and

(b)    where a Canadian Benchmark Transition Event has occurred with respect to a Canadian Benchmark other than the Term CORRA Reference Rate, the sum of: (i) the alternate benchmark rate that has been selected by Bank giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Canadian Benchmark Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Canadian Benchmark for Canadian Dollar-denominated bilateral credit facilities and (ii) the related Canadian Benchmark Replacement Adjustment.

If the Canadian Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Canadian Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Canadian Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Canadian Benchmark with a Canadian Benchmark Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Bank giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Canadian Benchmark with the applicable Canadian Benchmark Unadjusted Benchmark Replacement by the Canadian Benchmark Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Canadian Benchmark with the applicable Canadian Benchmark Unadjusted Benchmark Replacement for Canadian Dollar-denominated bilateral credit facilities at such time.

“Canadian Benchmark Replacement Conforming Changes” means, with respect to the use or administration of a Canadian Benchmark or the use, administration, adoption or implementation of any Canadian Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Prime Rate,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of requests for Loans or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Sections 3.3 and other technical, administrative or operational matters) that Bank decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Bank in a manner substantially consistent with market practice (or, if Bank decides that adoption of any portion of such market practice is not administratively feasible or if Bank determines that no market practice for the administration of any such rate exists, in such other manner of administration as Bank decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Canadian Benchmark Replacement Date” means a date and time determined by Bank, which date shall be no later than the earliest to occur of the following events with respect to the then-current Canadian Benchmark:

(a)    in the case of clause (a) or (b) of the definition of “Canadian Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Canadian Benchmark Available Tenors of such Canadian Benchmark (or such component thereof); or

(b)    in the case of clause (c) of the definition of “Canadian Benchmark Transition Event,” the first date on which such Canadian Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Canadian Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Canadian Benchmark Available Tenor of such Canadian Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Canadian Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Canadian Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Canadian Benchmark Available Tenors of such Canadian Benchmark (or the published component used in the calculation thereof).

“Canadian Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Canadian Benchmark:

(a)    a public statement or publication of information by or on behalf of the administrator of such Canadian Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Canadian Benchmark Available Tenors of such Canadian Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Canadian Benchmark Available Tenor of such Canadian Benchmark (or such component thereof);

(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Canadian Benchmark (or the published component used in the calculation thereof), the Bank of Canada, an insolvency official with jurisdiction over the administrator for such Canadian Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Canadian Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Canadian Benchmark (or such component), which states that the administrator of such Canadian Benchmark (or such component) has ceased or will cease to provide all Canadian Benchmark Available Tenors of such Canadian Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Canadian Benchmark Available Tenor of such Canadian Benchmark (or such component thereof); or

(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Canadian Benchmark (or the published component used in the calculation thereof) announcing that all Canadian Benchmark Available Tenors of such Canadian Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Canadian Benchmark Transition Event” will be deemed to have occurred with respect to any Canadian Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Canadian Benchmark Available Tenor of such Canadian Benchmark (or the published component used in the calculation thereof).

“Canadian Benchmark Unadjusted Benchmark Replacement” means the applicable Canadian Benchmark Replacement excluding the related Canadian Benchmark Replacement Adjustment.

“Canadian Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Canadian Benchmark Replacement Date has occurred if, at such time, no Canadian Benchmark Replacement has replaced the then-current Canadian Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.1.6(a) and 2.1.6(b) ending at the time that a Canadian Benchmark Replacement has replaced the then-current Canadian Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.1.6.

“Canadian Borrower” is defined in the introductory paragraph of this Agreement.

“Canadian Borrowing” means a Borrowing of Canadian Loans.

“Canadian Confirmation of Security” shall mean an assumption and confirmation agreement executed and delivered by the Canadian Borrower immediately upon the consummation of the Kobelt Amalgamation, to and in favour of Bank, whereby, among other things, (i) Canadian Borrower acknowledges, confirms and agrees that all of the obligations of Kobelt Purchaser to Bank incurred prior to the Kobelt Amalgamation, whether direct, indirect or contingent and howsoever and wheresoever incurred arising pursuant to, or in respect of, this Agreement or any other Loan Document, are the obligations of Canadian Borrower to Bank; (ii) Canadian Borrower acknowledges, confirms and agrees that the Canadian Security Agreement and any other Loan Documents which grants a security interest in favour of Bank, in each case, executed and delivered by Kobelt Purchaser shall continue in full force and effect as continuing security for the Obligations, whether incurred in the name of Kobelt Purchaser or Canadian Borrower or otherwise and whether incurred prior to or subsequent to the Kobelt Amalgamation, and that the security interests created by the Canadian Security Agreement or such other Loan Documents, in each case, shall charge the property of Canadian Borrower in accordance with the terms thereof; and (iii) Canadian Borrower affirms that this Agreement and each other Loan Document to which Kobelt Purchaser was a party is a legal, valid and binding obligation, enforceable against Canadian Borrower in accordance with its terms.

“Canadian Dollars” and “CDN$” each means the lawful currency of Canada.

“Canadian Defined Benefit Pension Plan” means any Canadian Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada), or any replacement or successor section of such legislation which refers to “defined benefit provisions”.

“Canadian Insolvency Legislation” means, collectively, the Bankruptcy and Insolvency Act (Canada), the Winding-up and Restructuring Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding up and Restructuring Act (Canada), the debt and/or securities reorganization provisions of the Business Corporations Act (British Columbia) or any other comparable and applicable Canadian provincial or legislation, and any other bankruptcy, insolvency, restructuring, liquidation, winding-up, corporate, restructuring, winding-up or similar laws of Canada, any province or territory thereof, in each case, as amended from time to time and includes all regulations thereunder.

“Canadian IP Security Agreement” means that certain Canadian Intellectual Property Security Agreement to be executed and delivered, following the Kobelt Acquisition and Kobelt Amalgamation, by the Canadian Borrower to and in favor of Bank, and as the same may hereafter be amended, modified, supplemented or restated from time to time.

“Canadian Loan” means a loan to the Canadian Borrower denominated in Canadian Dollars, which may be borrowed in the form of a Canadian Prime Rate Loan, Term CORRA Loan or, following a Canadian Benchmark Transition Event in accordance with Section 2.16, Daily Compounded CORRA Loan, and which shall include Overdrafts from time to time advanced by Bank.

“Canadian Loan Party” means any Loan Party that is organized, incorporated, amalgamated or continued under the laws of Canada or any province or territory thereof, and, for certainty, includes (i) as of the Closing Date prior to the Kobelt Acquisition, the Kobelt Purchaser, and (ii) following the Kobelt Acquisition and Kobelt Amalgamation, the Canadian Borrower.

“Canadian Pension Plan” means each “registered pension plan” (as such term is defined in the Income Tax Act (Canada)) and any pension plan that is subject to federal or provincial pension standards legislation in Canada (including, without limitation, a Canadian defined benefit plan) that is sponsored, established, maintained or contributed to by any Loan Party for its Canadian employees or former employees, or in respect of which any Loan Party, any Affiliate of a Loan Party or any Subsidiary of a Loan Party has any actual or contingent liability or obligation, but shall not include the Canada Pension Plan as maintained by the Government of Canada or the Québec Pension Plan as maintained by the government of Québec.

“Canadian Prime Rate” means, on any particular date of determination, the greater of the following: (i) the rate of interest announced from time to time by Bank as its reference rate then in effect for determining rates of interest on Canadian Dollar loans to its commercial customers in Canada and designated as its prime rate, and (ii) one (1) month Term CORRA plus 1.00% per annum; provided, that, if the Canadian Prime Rate shall ever be less than the Floor, it shall be deemed to be equal to the Floor. Any change in the Canadian Prime Rate announced by Bank shall take effect at the opening of business on the day specified in the public announcement of such change. Each determination of the Canadian Prime Rate by Bank shall be conclusive and binding, absent manifest error.

“Canadian Prime Rate Loan” means a Loan made by Bank to the Borrower denominated in Canadian Dollars, pursuant to which the Canadian Prime Rate is the applicable rate of interest.

“Canadian Security Agreement” means that certain Canadian Security Agreement, dated as of the date hereof, by Kobelt Purchaser and, following the Kobelt Acquisition and Kobelt Amalgamation, the Canadian Borrower to and in favor of Bank, as amended, supplemented, modified or extended from time to time.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to Bank, as collateral for L/C Obligations, cash to be held in a Collateral Account, or, if Bank shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to Bank, in an amount equal to 105% of the aggregate L/C Obligations (or such greater amount as Bank may determine is necessary to pay the face amount thereof plus all fees and expenses expected to accrue with respect to all outstanding Letters of Credit through the expiration date of such Letters of Credit).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change Date” means, initially the first day of the first calendar month following the Closing Date and, thereafter, the first day of every calendar month occurring after the date thereof until the next Change Date.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, Canadian or foreign regulatory authorities (including, without limitation, The Office of the Superintendent of Financial Institutions (Canada)), in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of Borrower or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-4 and 13d-6 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the equity interests of Borrower on a fully-diluted basis (and taking into account all such equity interests that such person or group has the right to acquire pursuant to any option right); or

(b)    during any period of 27 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c)    Borrower shall fail to own and control, beneficially and of record (directly or indirectly), the percentage of issued and outstanding equity interests of each of its Subsidiaries as set forth on Schedule 5.2, except where such failure is the result of a transaction permitted under the Loan Documents.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 4.1 shall be satisfied or waived in a manner acceptable to Bank in its discretion.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral” means all assets, properties, undertaking, rights, interests, and privileges from time to time subject to the Liens granted to Bank, or any security trustee therefor, by the Collateral Documents.

“Collateral Account” means a separate collateral account maintained with, held in the name of, and subject to the exclusive dominion and control of, Bank for the purpose of holding assets as security for, and for application by Bank (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by Bank, and to the payment of the unpaid balance of other Obligations.

“Collateral Assignment of Rights under Purchase Documents” means the Collateral Assignment of Rights under the Purchase Documents, dated as of the date hereof, by TDI and Kobelt Purchaser in favor of Bank, and consented to by the Kobelt Sellers in the Kobelt Purchase Documents, as amended, supplemented, modified or extended from time to time.

“Collateral Documents” means the Security Agreement, the Canadian Security Agreement, the IP Security Agreement, the Canadian IP Security Agreement, the Guarantor Security Agreement, the Perfection Certificate, the Negative Pledge Agreement, the Agreement as to Liens and Encumbrances, the Pledge Agreement, the Collateral Assignment of Rights under the Purchase Agreement, the Landlord Waivers and all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, financing statements and other documents as shall from time to time secure or relate to the Obligations, the Hedging Liability or any part thereof.

“Commitments” means the Revolving Credit Commitment and the Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications” means this Agreement, any Loan Document and any document, amendment, waiver, forbearance, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document (including any Assignment and Acceptance).

“Conforming Changes” means with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.3, and other technical, administrative or operational matters) that Bank decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Bank in a manner substantially consistent with market practice (or, if Bank decides that adoption of any portion of such market practice is not administratively feasible or if Bank determines that no market practice for the administration of any such rate exists, in such other manner of administration as Bank decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents) and Bank has or will apply such changes to Bank’s other similar situated commercial customers.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the Code.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Credit Event” means the advancing of any Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Daily Compounded CORRA” means, for any day, CORRA with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback period as determined by Bank in its sole discretion) being established by Bank in accordance with the methodology and conventions for this rate selected or recommended by the Canadian Relevant Governmental Body for determining compounded CORRA for business loans; provided that if Bank decides that any such convention is not administratively feasible for Bank, then Bank may establish another convention in its reasonable discretion; and provided further that if the administrator has not provided or published CORRA and a Canadian Benchmark Replacement Date with respect to CORRA has not occurred, then, in respect of any day for which CORRA is required, references to CORRA will be deemed to be references to the last provided or published CORRA; and provided that if Daily Compounded CORRA as so determined shall be less than the Floor, then Daily Compounded CORRA shall be deemed to be the Floor.

“Daily Compounded CORRA Loan” means a Loan in Canadian Dollars bearing interest based on Daily Compounded CORRA which, for certainty, shall only be available following a Canadian Benchmark Transition Event in accordance with Section 2.16.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Bank in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for bilateral business loans; provided, that if Bank decides that any such convention is not administratively feasible for Bank, then Bank may establish another convention in its reasonable discretion.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Designated Jurisdiction” means, at any time, any country, region or territory which is itself the subject or target of any Sanctions.

“Disposition” means the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Sections 7.4(a), 7.4(b), 7.4(f), 7.4(h) or 7.4(j).

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in U.S. Dollars, such amount, (b) with respect to any amount in Euros, the equivalent in U.S. Dollars of such amount, determined by Bank using the Exchange Rate with respect to Euros at the time in effect for such amount, and (c) with respect to any amount in Canadian Dollars, the equivalent in U.S. Dollars of such amount, determined by Bank using the Exchange Rate with respect to Canadian Dollars at the time in effect for such amount.

“Domestic Subsidiary” means a Subsidiary that is neither a Foreign Subsidiary nor Twin Disc (Far East) Ltd.

“EBITDA” means, with reference to any period for any Person, Net Income of such Person for such period plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, provincial, territorial and local income taxes for such period, (c) depreciation of fixed assets and amortization of intangible assets for such period, (d) restructuring charges for such period, (e) impairment charges for such period, (f) non-cash stock compensation for such period, (g) fair market value work-in-process adjustments for such period, (h) extraordinary gain related to the sale of the facility in Nivelles, Belgium, (i) non-cash write down of boat management system inventory, (j) any loss or gain on sale of assets in the ordinary course of business and non-recurring and extraordinary expenses and income, (k) pro-forma EBITDA related to the Katsa Acquisition and the Kobelt Acquisition will be permitted in the sole discretion of Bank, (l) one-time, non-recurring reasonable and documented non-capitalized transaction expenses and closing fees related to the Katsa Acquisition, as reviewed and reasonably approved by Bank, incurred during such period (provided, that such transaction expenses included under this clause (l) shall not exceed $600,000 in the aggregate), and (m) one-time, non-recurring reasonable and documented non-capitalized transaction expenses and closing fees related to the Kobelt Acquisition, as reviewed and reasonably approved by Bank, incurred during such period (provided, that such transaction expenses included under this clause (m) shall not exceed $600,000 in the aggregate).

“Electronic Record” means a record created, generated, sent, communicated, received, or stored by electronic means.

“Electronic Signature” means an electronic sound, symbol, or process attached to or logically associated with an electronic record and executed or adopted by a person with the intent to sign the Electronic Record.

“Eligible Inventory” means any raw materials or finished goods inventory of Borrower (other than packaging, crating and supplies inventory but specifically including sub-assembly inventory) which:

(a)    is an asset of such Person to which it has good and marketable title, is freely assignable, and is subject to a perfected, first priority Lien in favor of Bank free and clear of any other Liens except as permitted by Section 7.2;

(b)    is located in the United States of America at a Permitted Collateral Location as set forth in (and as defined in) the Security Agreement and, in the case of any location not owned by such Person, which is at all times subject to a lien waiver agreement from such landlord or other third party to the extent required by, and in form and substance satisfactory to, Bank;

(c)    is not so identified to a contract to sell that it constitutes a Receivable;

(d)    is not obsolete or slow moving, and is of good and merchantable quality free from any defects which might adversely affect the market value thereof;

(e)    is not covered by a warehouse receipt or similar document;

(f)    in the case of finished goods inventory, was produced pursuant to binding and existing purchase orders therefor to which such Person has title;

(g)    is not otherwise deemed to be ineligible in the reasonable judgment of Bank (it being acknowledged and agreed that with five (5) Business Days prior written notice any inventory or categories thereof of Borrower may be deemed ineligible by Bank acting in is reasonable judgment); and

(h)    if in transit, is between locations of Loan Parties or between locations of a Loan Party (or Loan Parties) and processors or vendors (excluding work-in-process) in the ordinary course of business.

“Eligible Receivables” means any Receivable of Borrower which:

(a)    arises out of the sale of finished goods inventory delivered to and accepted by, or out of the rendition of services fully performed and accepted by, the Account Debtor on such Receivable, does not represent a pre-billed Receivable or a progress billing, and is net of any deposits made by or for the account of the relevant Account Debtor;

(b)    is payable in U.S. Dollars or Canadian Dollars and the Account Debtor on such Receivable is located within the United States of America or Canada or, if such right has arisen out of the sale of such goods shipped to, or out of the rendition of services to, an Account Debtor located in any other country, such right is either (i) secured by a valid and irrevocable transferable letter of credit issued by a lender reasonably acceptable to Bank for the full amount thereof or (ii) secured by an insurance policy on terms, and issued by EXIM Bank or another insurer, satisfactory to Bank (which in any event shall insure not less than ninety percent (90%) of the face amount of such Receivable and shall be subject to such deductions as are acceptable to Bank), and in each case which has been assigned or transferred to Bank in a manner acceptable to Bank;

(c)    is the valid, binding and legally enforceable obligation of the Account Debtor obligated thereon and such Account Debtor is not (i) a Subsidiary or an Affiliate of Borrower, (ii) a shareholder, director, officer or employee of Borrower or any Subsidiary, (iii) the United States of America or Canada, or any state, province, or political subdivision thereof, or any department, agency or instrumentality of any of the foregoing, unless the Assignment of Claims Act or any similar state, provincial, or local statute, as the case may be, is complied with to the satisfaction of Bank, (iv) a debtor under any proceeding under the United States Bankruptcy Code, as amended, any Canadian Insolvency Legislation or any other comparable bankruptcy or insolvency law, or (v) an assignor for the benefit of creditors;

(d)    is not evidenced by an instrument or chattel paper unless the same has been endorsed and delivered to Bank;

(e)    is an asset of such Person to which it has good and marketable title, is freely assignable, and is subject to a perfected, first priority Lien in favor of Bank free and clear of any other Liens except as permitted by Section 7.2;

(f)    is not owing from an Account Debtor who is also a creditor or supplier of such Person, and is not subject to any offset, counterclaim or other defense with respect thereto;

(g)    no surety bond was required or given in connection with said Receivable or the contract or purchase order out of which the same arose;

(h)    is evidenced by an invoice to the Account Debtor dated not more than five (5) Business Days subsequent to the shipment date of the relevant inventory or completion of performance of the relevant services and is issued on ordinary trade terms requiring payment within 60 days of invoice date;

(i)    is not unpaid more than 90 days after the original invoice date or 60 days after the original due date, whichever comes first;

(j)    is not owed by an Account Debtor who is obligated on Receivables more than 25% of the aggregate unpaid balance of which have been past due for longer than the relevant period specified in subsection (i) above unless Bank has approved the continued eligibility thereof;

(k)    would not cause the total Eligible Receivables owing from the Account Debtor and its Affiliates to exceed 25% of all Receivables;

(l)    does not arise from a sale on a bill and hold, guaranteed sale, sale or return, sale on approval, consignment or any other repurchase or return basis; and

(m)    is not otherwise deemed to be ineligible in the reasonable judgment of Bank (it being acknowledged and agreed that with five (5) Business Days prior written notice any Receivable of Borrower may be deemed ineligible by Bank acting in its reasonable judgment).

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“EURIBO Rate” means, with respect to any Loan denominated in Euros and for any Interest Period, the EURIBO Screen Rate at approximately 11:00 a.m. Brussels time, two (2) Business Days prior to the commencement of such Interest Period.

“EURIBO Screen Rate” means, for any day and time, with respect to any Loan denominated in Euros and for any Interest Period, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of such rate) for euro for the relevant period displayed on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, Bank may specify another page or service displaying the relevant rate after consultation with the Company. If the EURIBO Screen Rate as so determined would be less than the Floor, such rate shall be deemed to be the Floor.

“Euro” and “€” means the lawful currency of the European Union.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 2.4(b).

“Eurodollar Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the relevant Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

“Event of Default” means any event or condition identified as such in Section 8.1.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Exchange Rate” means on any day, for purposes of determining the Dollar Equivalent of any currency other than U.S. Dollars, the rate at which such other currency may be exchanged into U.S. Dollars at the time of determination on such day using Bank’s spot rate for the purchase of the applicable amount of such currency. In the absence of such a buying rate on that date, the Exchange Rate shall be determined by using such rate as Bank may select in its sole discretion, consistent with Bank’s customary practice for commercial loans being administered by it.

“Excluded Swap Obligation” means any Swap Obligation of any Borrower or any Subsidiary (other than the direct counterparty of such Swap Obligation) if, and to the extent that, all or a portion of the Guaranty of such Borrower or Subsidiary of, or the grant by such Borrower or Subsidiary of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Borrower’s or Subsidiary’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guaranty of such Borrower or Subsidiary or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Fixed Charge Coverage Ratio” means, for any period of determination, the ratio of (a) EBITDA less unfinanced capital expenditures to (b) the sum of principal payments, dividends, repurchases and other restricted payments, cash taxes, and cash interest expense for the applicable period.

“Floor” means the rate per annum of interest equal to 0.00%.

“Foreign Currency and “Foreign Currencies” means, each and collectively, Euros and Canadian Dollars.

“Foreign Currencies Loan Sublimit” means an amount equal to the lesser of (a) the amount in Euros and/or Canadian Dollars, as applicable, that is equal to the Dollar Equivalent of $25,000,000, and (b) the Revolving Credit Commitment. The Foreign Currencies Loan Sublimit is part of, and not in addition to, the Revolving Credit Commitment. Notwithstanding the foregoing, at any given time, the amount of Loans to be advanced under the Foreign Currencies Loan Sublimit to Borrower in (i) Euros, shall not exceed the Dollar Equivalent of $25,000,000, minus the Dollar Equivalent of the amount of outstanding Loans made to the Borrower in Canadian Dollars at such time, and (ii) Canadian Dollars, shall not exceed the Dollar Equivalent of $25,000,000, minus the Dollar Equivalent of the amount of outstanding Loans made to Borrower in Euros at such time. For purposes of clarity, the amount of Loans advanced in Euros and Canadian Dollars, taken together, at any given time shall not exceed the Dollar Equivalent of $25,000,000.

“Foreign Subsidiary” means each Subsidiary which (a) is organized under the laws of a jurisdiction other than the United States of America, Canada or any state, province or territory thereof or the District of Columbia, (b) conducts substantially all of its business outside of the United States of America or Canada, and (c) has substantially all of its assets outside of the United States of America or Canada.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funds Transfer and Deposit Account Liability” means the liability of Borrower or any Subsidiary owing to Bank, or any Affiliates of Bank, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from deposit accounts of Borrower and/or any Subsidiary now or hereafter maintained with Bank or its Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services afforded to Borrower or any Subsidiary by Bank or its Affiliates.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America, Canada or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, ministry, department, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” and “Guarantors” each is defined in Section 6.12(a).

“Guaranty” and “Guaranties” each is defined in Section 6.12(a).

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

“Hedging Liability” means the liability of any Borrower or any Guarantor to Bank, or any Affiliates of Bank, in respect of any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement, as such Borrower or such Guarantor, as the case may be, may from time to time enter into with Bank or its Affiliates; provided, that Hedging Liability shall not include Excluded Swap Obligations.

“Illegality Notice” has the meaning specified in Section 3.4.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money, (f) all Hedging Liability of such Persons, and (g) all Funds Transfer and Deposit Account Liability.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any Loan accruing interest at the Base Rate and any Canadian Prime Rate Loan, the last day of every calendar month and on the maturity date, (b) with respect to any Eurodollar Loan, the last day of each Interest Period with respect to such Eurodollar Loan and on the maturity date and, if the applicable Interest Period is longer than three (3) months, on each day occurring every three (3) months after the commencement of such Interest Period, and (c) as to any SOFR Loan, any Term CORRA Loan or any Daily Compounded CORRA Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three month intervals after the first day of such Interest Period, and on the maturity date; provided that, as to any such Loan, (i) if any such date would be a day other than a Business Day, such date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such date shall be the next preceding Business Day and (ii) the Interest Payment Date with respect to any Borrowing that occurs on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in any applicable calendar month) shall be the last Business Day of any such succeeding applicable calendar month.

“Interest Period” means the period commencing on the date a Borrowing of SOFR Loans, Eurodollar Loans, Term CORRA Loans or Daily Compounded CORRA Loans is advanced, continued, or created by conversion and ending on the numerically corresponding day in the calendar month that is one, three or, for SOFR Loans and Eurodollar Loans only, six months thereafter, as specified in the applicable borrowing request or interest election request, provided, that:

i.    no Interest Period shall extend beyond the final maturity date of the relevant Loans;

ii.    no Interest Period with respect to any portion of the Term Loan shall extend beyond a date on which Borrower is required to make a scheduled payment of principal on the Term Loan, unless the aggregate principal amount of the Term Loan that is a SOFR Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount to be paid on the Term Loan on such payment date;

iii.    whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of SOFR Loans, Term CORRA Loans or Daily Compounded CORRA Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day;

iv.    for purposes of determining an Interest Period for a Borrowing of SOFR Loans, Term CORRA Loans or Daily Compounded CORRA Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end;

v.    in the case of a continuation of a Term CORRA Loan or Daily Compounded CORRA Loan, the last day of each Interest Period shall also be the first day of the next Interest Period; and

vi.    no tenor that has been removed from this definition pursuant to Section 2.15 or Section 2.16 below shall be available for specification in such Borrowing Request or Interest Election Request.

“IP Security Agreement” means that certain Intellectual Property Security Agreement, dated April 22, 2016, between TDI and Bank, as assigned by Bank to BMO Bank N.A. pursuant to, and amended by, the Assignment of and Amendment to IP Security Agreement, dated as June 29, 2018, among TDI, Bank and BMO Bank N.A., as further assigned by BMO Bank N.A. to Bank pursuant to, and amended by, the Assignment of and Amendment to IP Security Agreement, dated as of the date hereof, among TDI, Bank and BMO Bank N.A., and as the same may hereafter be amended, modified, supplemented or restated from time to time.

“Katsa Acquisition” means the acquisition by TD Finland Holding Oy, a Subsidiary of TDI, of all of the issued and registered shares of Katsa Oy from Timo Salli and Jouko Salli, pursuant to the Katsa Purchase Documents.

“Katsa Purchase Documents” means (a) that certain Sale and Purchase Agreement, dated as of March 5, 2024, by and among TD Finland Holding Oy, a Subsidiary of Borrower, and Timo Salli and Jouko Salli (the “Katsa Purchase Agreement”), and (b) the Parent Company Guarantee, dated as of March 5, 2024, by Borrower to and in favor of Timo Salli and Jouko Salli, to guarantee the payment of the Purchase Price under the Katsa Purchase Agreement (the “Parent Guarantee”), together with all of the respective agreements, documents and material closing certificates executed and delivered in connection therewith.

“Kobelt Acquisition” means the acquisition by Kobelt Purchaser of all of the issued and outstanding shares of Kobelt Target from the Kobelt Sellers pursuant to the Kobelt Purchase Documents.

“Kobelt Amalgamation” means the amalgamation of the Kobelt Purchaser and the Kobelt Target with the company resulting from such amalgamation being the Canadian Borrower.

“Kobelt Purchase Documents” means that certain Share Purchase Agreement, dated as of February 14, 2025, by and among Kobelt Purchaser, TDI, Kobelt Target, the Kobelt Sellers and Mark Chesley, together with all of the respective agreements, documents and material closing certificates executed and delivered in connection therewith.

“Kobelt Purchaser” is defined in the introductory paragraph of this Agreement.

“Kobelt Sellers” means the “Sellers” as defined in the Kobelt Purchase Documents.

“Kobelt Target” means Kobelt Manufacturing Co. Ltd., a company formed under the laws of the Province of British Columbia.

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Sublimit” means $4,000,000, as reduced pursuant to the terms hereof.

“Landlord Waivers” means the landlord subordination agreements in form and substance satisfactory to Bank received from each lessor of real property to any Borrower with respect to real property leased by any Borrower.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any Governmental Authority, whether federal, state, provincial, territorial or local.

“Letter of Credit” is defined in Section 2.3(a).

“Lien” means any mortgage, lien, security interest, pledge, hypothec, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan” means any Revolving Loan or Term Loan, whether outstanding as a SOFR Loan, Eurodollar Loan, Canadian Prime Rate Loan, Term CORRA Loan, Daily Compounded CORRA Loan or otherwise, each of which is a “type” of Loan hereunder, and which shall include all Canadian Loans (including Overdrafts).

“Loan Documents” means this Agreement, the Notes (if any), the Applications, the Collateral Documents, the Guaranties, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Loan Party” and “Loan Parties” means, each and collectively, Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, condition (financial or otherwise) or prospects of Borrower or of Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of Borrower or any Subsidiary to perform its material obligations under any Loan Document or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against Borrower or any Subsidiary of any Loan Document or the rights and remedies of Bank thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document.

“Moody’s” means Moody’s Investors Service, Inc.

“Negative Pledge Agreement” means the Negative Pledge Agreement executed by TDI on April 22, 2016, recorded on June 22, 2016 as Document No. 2437708 with the Racine County Register of Deeds, in favor of Bank, as assigned by Bank to BMO Bank N.A. pursuant to, and amended by, the Assignment of and Amendment to Negative Pledge Agreement, dated as of June 29, 2018, recorded on August 29, 2018 as Document No. 2502213 with the Racine County Register of Deeds, among TDI, Bank and BMO Bank N.A., as further assigned by BMO Bank N.A. to Bank pursuant to, and amended by, the Assignment of and Amendment to Negative Pledge Agreement, dated as of the date hereof, among TDI, Bank and BMO Bank N.A., and as the same may hereafter be amended, modified, supplemented or restated from time to time.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable direct costs relating to such Disposition and (ii) sale, use or other transactional taxes paid or payable by such Person as a direct result of such Disposition, (b) with respect to any Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments, and (c) with respect to any offering of equity securities of a Person or the issuance of any Indebtedness for Borrowed Money by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of reasonable legal, underwriting, and other fees and expenses incurred as a direct result thereof.

“Net Income” means, with reference to any period for any Person, the net income (or net loss) of such Person for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of such Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, Borrower or another Subsidiary, and (b) the net income (or net loss) of such Person (other than a Subsidiary) in which Borrower or any of its Subsidiaries has an equity interest in, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries during such period.

“Note” and “Notes” each is defined in Section 2.10(c).

“Obligations” means all obligations of Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all Hedging Liability, all Funds Transfer and Deposit Account Liability, all fees and charges payable hereunder, and all other indebtedness, liabilities and payment obligations of Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired; provided, that the Obligations shall not include Excluded Swap Obligations.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Overdraft” means Obligations of the Canadian Borrower to Bank arising in connection with all amounts debited to all overdraft accounts established by the Canadian Borrower with Bank (in Canadian Dollars or U.S. Dollars, as the case may be) including, without limitation, all cheques, transfers, withdrawals, interest, costs, charges and fees debited to such accounts. Overdrafts shall be deemed Canadian Loans for purposes hereof.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Perfection Certificate” means that certain Perfection Certificate, dated April 22, 2016, delivered by Borrower in favor of Bank, as assigned by Bank to BMO Bank N.A. pursuant to, and amended by, the Assignment of and Amendment to Perfection Certificate, dated as of June 29, 2018, among Borrower, Bank and BMO Bank N.A., as further assigned by BMO Bank N.A. to Bank pursuant to, and amended by, the Assignment of and Amendment to Perfection Certificate, dated as of the date hereof, among Borrower, Bank and BMO Bank N.A., and as the same may hereafter be amended, modified, supplemented or restated from time to time.

“Person” means an individual, partnership, corporation, limited liability company, unlimited liability company, trust company, association, trust, unincorporated organization, sole proprietorship or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Pledge Agreement” means that certain Pledge Agreement, dated April 22, 2016, among TDI, Guarantors and Bank of Montreal, as assigned by Bank to BMO Bank N.A. pursuant to, and amended by, the Assignment of and Amendment to Pledge Agreement, dated as of June 29, 2018, among TDI, Bank and BMO Bank N.A., as further assigned by BMO Bank N.A. to Bank pursuant to, and amended by, the Assignment of and Amendment to Pledge Agreement, dated as of the date hereof, among TDI, Bank and BMO Bank N.A., and as the same may hereafter be amended, modified, supplemented or restated from time to time.

“Post-Kobelt Amalgamation Deliveries” shall mean the following duly executed documents and related deliverables dated as of the date of the Kobelt Amalgamation, in each case, in form and substance satisfactory to Bank:

i.    a copy of the filed articles of amalgamation and certificate of amalgamation of Canadian Borrower;

ii.    a Canadian Confirmation of Security by the Canadian Borrower to and in favor of Bank;

iii.    the Canadian IP Security Agreement by the Canadian Borrower to and in favor of Bank;

iv.    a supplement to the IP Security Agreement by the Canadian Borrower in favor of Bank;

v.    an amendment to the Pledge Agreement to add the Equity Interest of Canadian Borrower owned by TDI;

vi.    delivery by TDI of share certificates representing 100% of the issued and outstanding Equity Interests of Canadian Borrower, together with corresponding stock transfer powers of attorney;

vii.    each document (including, without limitation, any UCC and PPSA financing statement or financing change statement and insurance certificate(s) in respect of the insurance policies maintained by the Canadian Borrower in accordance with the terms and conditions set out in Section 6.4) required by this Agreement, any Loan Document, any related agreement or under applicable law or reasonably requested by Bank to be filed, registered or recorded in order to create, in favor of Bank, a first ranking Lien in or upon all of the present and after acquired property, assets and undertaking of Kobelt Target of Canadian Borrower which, in each case, shall have been properly executed and delivered for each jurisdiction in which the filing, registration or recordation thereof is so required or reasonably requested;

viii.    a certificate of an authorized officer of Canadian Borrower attaching (A) the constating documents of Canadian Borrower; (B) the resolutions of the board of directors of Canadian Borrower authorizing the execution, delivery and performance of this Agreement, the Canadian Security Agreement, the Canadian IP Security Agreement, the IP Security, the Canadian Confirmation of Security and any other applicable Loan Document to which it is a party and any related agreements; and (C) a certificate as to the incumbency and signatures of the officers and directors of Canadian Borrower executing the Canadian Confirmation of Security and any other applicable Loan Document;

ix.    a post-Kobelt Amalgamation legal opinion in respect of Canadian Borrower, together with a certificate of good standing of Canadian Borrower; and

x.    such other deliveries as reasonably requested by Bank.

“PPSA” means the Personal Property Security Act (British Columbia) and similar legislation in each province or territory in Canada including, without limitation, the Civil Code in the Province of Quebec, together with all rules, regulations and interpretations thereunder, as in effect from time to time, to be applied in connection with the issue, perfection, enforcement, validity or effect of security interests.

“Priority Payable” means at any time, any amount due and payable at such time by a Loan Party which is secured by a Lien or statutory right or claim in favour of a Governmental Authority which ranks or is capable of ranking prior to or pari passu with the Liens created by the Collateral Documents in respect of any Property including, without limitation, amounts due and payable for wages, vacation pay, termination and severance pay, employee deductions (including income, withholding, social security and other employment taxes), sales tax, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) (net of GST input credits), workers compensation, municipal taxes, government royalties, pension fund obligations, overdue rents or taxes, and other statutory or other claims that have priority over or may rank pari passu with such Liens created by the Collateral Documents.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“Purchase Documents” means, collectively, the Katsa Purchase Documents and the Kobelt Purchase Documents.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq., and any future amendments.

“Receivables” means all rights to the payment of a monetary obligation, now or hereafter owing to Borrower, evidenced by accounts, instruments, chattel paper, or general intangibles.

“Reimbursement Obligation” means the obligation of Borrower to reimburse Bank for all drawings under a Letter of Credit.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Relevant Governmental Body” means the FRB and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB and/or the Federal Reserve Bank of New York, or any successor thereto.

“Revolving Credit Commitment” means the obligation of Bank to make Revolving Loans and to issue Letters of Credit hereunder in an aggregate principal or face amount at any one time outstanding not to exceed $50,000,000 (inclusive of the Foreign Currencies Loan Sublimit and L/C Sublimit).

“Revolving Credit Termination Date” means April 1, 2027, or such earlier date on which the Revolving Credit Commitment is terminated in whole pursuant to Section 2.13, Section 8.2 or Section 8.3.

“Revolving Loan” is defined in Section 2.2, and, as so defined, includes a SOFR Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 2.10(c).

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw Hill Companies, Inc.

“Sanctioned Person” means, at any time,(a) is the subject or target of any Sanctions (b) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including the OFAC SDN List), the United States Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, the government of Canda (including Global Affairs Canada, Canada Border Services Agency and Public Safety Canada) or any other relevant Governmental Authority or sanctions authority, (c) any Person located, organized or resident in a Designated Jurisdiction or (d) any Person owned or controlled by any such Person or Persons described in clauses (a), (b) or (c) above.

“Sanctions” means all economic or financial sanctions, sectoral sanctions, secondary sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government (including those administered by OFAC or the United States Department of State), the European Union (including any European Union member state), the United Kingdom (including His Majesty’s Treasury), Canada (including Global Affairs Canada, Canada Border Services Agency and Public Safety Canada), the United Nations Security Council, and any other relevant sanctions or export control authority;

“Security Agreement” means that certain Security Agreement, dated April 22, 2016, between TDI and Bank, as assigned by Bank to BMO Bank N.A. pursuant to, and amended by, the Assignment of and Amendment to Security Agreement, dated as of June 29, 2018, among Borrower, Bank and BMO Bank N.A., as further assigned by BMO Bank N.A. to Bank pursuant to, and amended by, the Assignment of and Amendment to Security Agreement, dated as of the date hereof, among Borrower, Bank and BMO Bank N.A., and as the same may hereafter be amended, modified, supplemented or restated from time to time.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan bearing interest based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate.”

“Subordinated Debt” means Indebtedness for Borrowed Money which is subordinated in right of payment to the prior payment of the Obligations pursuant to subordination provisions approved in writing by Bank and is otherwise pursuant to documentation that is, which is in an amount that is, and which contains interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are, in each case, in form and substance satisfactory to Bank.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of Borrower or of any of its direct or indirect Subsidiaries.

“Swap Obligation” means, with respect to Borrower, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Sweep to Loan Arrangement” means a cash management arrangement established by Borrower with Bank, as depositary, pursuant to which Bank is authorized (a) to make advances of Revolving Loans hereunder, the proceeds of which are deposited by Bank into a designated account of Borrower maintained at Bank, and (b) to accept as prepayments of Revolving Loans hereunder proceeds of excess targeted balances held in such designated account at Bank, which cash management arrangement is subject to such agreement(s) and on such terms acceptable to Bank.

“Tangible Net Worth” means, for any Person and at any time the same is to be determined, the difference between total assets (excluding intangibles) and total liabilities of such Person, total assets (excluding intangibles) and total liabilities each to be determined in accordance with GAAP.

“Term CORRA Adjustment” means, for any calculation with respect to a Term CORRA Loan, a percentage per annum set forth in the table below that corresponds to the applicable Interest Period therefor:

Interest Period	Percentage
One (1) month	0.29547%
Three (3) months	0.32138%

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Loan” means a Loan in Canadian Dollars bearing interest based on Adjusted Term CORRA.

“Term CORRA” means, for any calculation with respect to a Term CORRA Loan, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term CORRA Determination Day.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term Loan” is defined in Section 2.1(a) and, as so defined, includes a SOFR Loan, which is a “type” of Term Loan hereunder.

“Term Loan Commitment” means the obligation of Bank to make the Term Loan on the Closing Date in the principal amount of $15,000,000.

“Term Loan Termination Date” means April 1, 2027, or such earlier date on which the Term Loan Commitment is terminated in whole pursuant to Section 8.2 or 8.3.

“Term Note” is defined in Section 2.10(c).

“Term SOFR” means, for the applicable tenor, the Term SOFR Reference Rate on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to (a) in the case of SOFR Loans, the first day of such applicable Interest Period, or (b) with respect to Base Rate, such day of determination of the Base Rate, in each case as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day, provided, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Bank in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Funded Debt” means, at any time the same is to be determined for any Person, the sum (but without duplication) of (a) all Indebtedness for Borrowed Money of such Person at such time, and (b) all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which such Person has otherwise assured a creditor against loss.

“Total Funded Debt/EBITDA Ratio” means, as of any date, the ratio of Total Funded Debt of Borrower and its Subsidiaries as of such date to EBITDA of Borrower and its Subsidiaries for the period of four fiscal quarters then ended.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unused Revolving Credit Commitment” means, at any time, the difference between the Revolving Credit Commitment then in effect and the aggregate outstanding principal amount of Revolving Loans and L/C Obligations.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by Borrower and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

Section 1.2    Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The term “Borrower” may mean either TDI or Canadian Borrower, or both entities, as the context of the statement implies. All references to time of day herein are references to Milwaukee, Wisconsin, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

Section 1.3    Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 5.5 and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either Borrower or Bank may by notice to the other require that Borrower and Bank negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by Borrower or Bank in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 1.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

Section 1.4    Interest Rates (US). Bank does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Benchmark, any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Bank and its affiliates or other related entities may engage in transactions that affect the calculation of the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to Borrower. Bank may select information sources or services in its reasonable discretion to ascertain the Benchmark or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.5    Interest Rates (Canadian). Bank does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Canadian Prime Rate, Term CORRA, Daily Compounded CORRA, or Adjusted Term CORRA or any component definition thereof or rates referred to in the definitions thereof, or any alternative, successor or replacement rate thereto (including any Canadian Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Canadian Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Canadian Prime Rate, Term CORRA, Daily Compounded CORRA, or Adjusted Term CORRA or any other Canadian Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Canadian Conforming Changes. Bank and its affiliates or other related entities may engage in transactions that affect the calculation of the Canadian Prime Rate, Term CORRA, Daily Compounded CORRA, Adjusted Term CORRA, any alternative, successor or replacement rate (including any Canadian Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to Borrower. Bank may select information sources or services in its reasonable discretion to ascertain the Canadian Prime Rate, Term CORRA, Daily Compounded CORRA, Adjusted Term CORRA or any other Canadian Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 2.  THE CREDIT FACILITIES.

Section 2.1    Term Loan Commitment. On or about March 4, 2019, Bank’s Affiliate, BMO Bank N.A., made a loan (the “Term Loan”) in U.S. Dollars to TDI in the original principal amount of $20,000,000, at which time the original Term Loan Commitment (i.e., $20,000,000) expired. As of the Closing Date, the outstanding principal amount of the Term Loan is $8,500,000.00. On the Closing Date, in connection with and after giving effect to the assignment of the Term Loan from BMO Bank N.A. to Bank on the Closing Date, Bank agrees to make an additional advance on the Term Loan to TDI in the amount of $6,500,000.00. After giving effect to such additional principal advance on the Term Loan, the aggregate outstanding principal amount of the Term Loan on the Closing Date will be equal to the Term Loan Commitment (i.e., $15,000,000), and such Term Loan shall be subject to all of the terms and conditions set forth in this Agreement. After giving effect to such additional principal advance on the Term Loan, no amount repaid or prepaid on the Term Loan may be borrowed again.

Section 2.2    Revolving Credit Commitment; Foreign Currencies Sublimit. Subject to the terms and conditions hereof, Bank agrees to make a loan or loans (individually a “Revolving Loan” and collectively the “Revolving Loans”) to TDI, in U.S. Dollars, Euros and/or Canadian Dollars, and to the Canadian Borrower, in Canadian Dollars, from time to time on a revolving basis up to the amount of the Revolving Credit Commitment (or the Foreign Currencies Loan Sublimit, as applicable), subject to any reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date. The Dollar Equivalent of the sum of the aggregate principal amount of Revolving Loans and L/C Obligations at any time outstanding shall not exceed the lesser of (a) the Revolving Credit Commitment in effect at such time and (b) the Borrowing Base as then determined and computed. In addition to the foregoing, (i) the Dollar Equivalent of the sum of the aggregate principal amount of Revolving Loans borrowed in Foreign Currencies at any time outstanding shall not exceed the Foreign Currencies Loan Sublimit, (ii) the Dollar Equivalent of the sum of the aggregate principal amount of Revolving Loans borrowed in Euros at any time outstanding shall not exceed the Foreign Currencies Loan Sublimit, minus the amount of any Canadian Loans outstanding under the Foreign Currencies Loan Sublimit at such time, and (iii) the Dollar Equivalent of the sum of the aggregate principal amount of Revolving Loans borrowed in Canadian Dollars at any time outstanding shall not exceed the Foreign Currencies Loan Sublimit, minus the amount of any Eurodollar Loans outstanding under the Foreign Currencies Loan Sublimit at such time. Bank shall determine the Dollar Equivalent of any Borrowing denominated in a Foreign Currency as of each date a Borrowing is requested by Borrower using the Exchange Rate for such applicable Foreign Currency in relation to U.S. Dollars that is in effect on the date of determination. As provided in Section 2.6, Borrower may elect that each Borrowing of Revolving Loans be SOFR Loans, Eurodollar Loans, Term CORRA Loans and/or Canadian Prime Rate Loans; provided that (A) any Borrowing of Revolving Loans in Euros shall be Eurodollar Loans, and (B) any Borrowing of Revolving Loans in Canadian Dollars shall be Term CORRA Loans or Canadian Prime Rate Loans. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

Section 2.3    Letters of Credit. General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit Commitment, Bank shall issue standby and commercial letters of credit (each a “Letter of Credit”) for the account of Borrower in an aggregate undrawn face amount up to the L/C Sublimit. Each Letter of Credit shall constitute usage of the Revolving Credit Commitment. For purposes of this Agreement, a Letter of Credit shall be deemed outstanding as of any time in an amount equal to the maximum amount which could be drawn thereunder under any circumstances and over any period of time plus any unreimbursed drawings then outstanding with respect thereto. If and to the extent any Letter of Credit expires or otherwise terminates without having been drawn upon, the availability under the Revolving Credit Commitment shall to such extent be reinstated. Each Letter of Credit issued hereunder shall expire not later than the earlier of (i) 12 months from the date of issuance (or be cancelable not later than 12 months from the date of issuance and each renewal) and (ii) the Revolving Credit Termination Date. Each Letter of Credit issued hereunder shall be payable in U.S. Dollars, conform to the general requirements of Bank for the issuance of a standby or commercial letter of credit, as the case may be, as to form and substance, and be a letter of credit which Bank may lawfully issue. For avoidance of doubt, for purposes of this Section 2.3, the term “Borrower” shall only include TDI, not the Canadian Borrower.

(b)    Applications. At the time Borrower requests a Letter of Credit to be issued (or prior to the first issuance of a Letter of Credit in the case of a continuing application), Borrower shall execute and deliver to Bank an application for such Letter of Credit in the form then customarily prescribed by Bank (individually an “Application” and collectively the “Applications”). Subject to the other provisions of this Section, the obligation of Borrower to reimburse Bank for drawings under a Letter of Credit shall be governed by the Application for such Letter of Credit. Notwithstanding anything contained in any Application to the contrary: (i) Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.11, (ii) except as otherwise provided in Section 2.8, unless an Event of Default exists, Bank will not call for the funding by Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iii) if Bank is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, Borrower’s obligation to reimburse Bank for the amount of such drawing shall bear interest (which Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed).

(c)    Obligations Absolute. Borrower’s obligation to reimburse L/C Obligations as provided in subsection (b) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder. Bank shall have no liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of Bank; provided that the foregoing shall not be construed to excuse Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by Bank’s fraud, willful misconduct, recklessness or failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of bad faith, reckless disregard or willful misconduct on the part of Bank (as finally determined by a court of competent jurisdiction), Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(d)    Manner of Requesting a Letter of Credit. Borrower shall provide at least five (5) Business Days’ advance written notice to Bank of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by Borrower and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to Bank, in each case, together with the fees called for by this Agreement.

(e)    Letters of Credit Issued for Other Loan Parties. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a non-Borrower Loan Party, Borrower shall be obligated to reimburse Bank hereunder for any and all drawings under such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of such Loan Party inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such or other Loan Party

Section 2.4    Applicable Interest Rates. SOFR Loans. Each SOFR Loan made or maintained by Bank shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted Term SOFR applicable to such Interest Period, payable by Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(b)    Eurodollar Loans. Each Eurodollar Loan made or maintained by Bank shall bear interest during the Interest Period it is outstanding (computed on a basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the EURIBO Rate applicable for such Interest Period, payable by Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(c)    Term CORRA Loans.

(i)     Each Term CORRA Loan made or maintained by Bank shall bear interest during each Interest Period it is outstanding (computed, notwithstanding any provision to the contrary in this Agreement (including the use of the term “per annum”), on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus Adjusted Term CORRA applicable to such Interest Period, accruing daily and payable by Borrower in arrears on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(ii)    Borrower acknowledges that the ability of Bank to maintain or provide any Term CORRA Loan and/or to charge interest on any Term CORRA Loan at Adjusted Term CORRA, is and will be subject to any applicable Law which may prohibit or restrict or limit such loans and/or such interest. Each Borrower agrees that Bank shall have the right to comply with any such requirements and, if Bank determines it to be necessary as a result of such requirement or a change to such requirement, Bank may convert any Term CORRA Loan to a Canadian Prime Rate Loan or require immediate repayment of all Term CORRA Loans, including accrued interest thereon and all applicable breakage costs.

(d)    Daily Compounded CORRA Loans.

(i)    Each Daily Compounded CORRA Loan (which, for certainty, shall only be available following a Canadian Benchmark Transition Event in accordance with Section 2.16) made or maintained by Bank shall bear interest during each Interest Period it is outstanding (computed, notwithstanding any provision to the contrary in this Agreement (including the use of the term “per annum”), on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus Daily Compounded CORRA applicable to such Interest Period, accruing daily and payable by Borrower in arrears on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(ii)    Borrower acknowledges that the ability of Bank to maintain or provide any Daily Compounded CORRA Loan and/or to charge interest on any Daily Compounded CORRA Loan at Daily Compounded CORRA, is and will be subject to any applicable Law which may prohibit or restrict or limit such loans and/or such interest. Borrower agrees that Bank shall have the right to comply with any such requirements and, if Bank determines it to be necessary as a result of such requirement or a change to such requirement, Bank may convert any Daily Compounded CORRA Loan to a Prime Rate Loan or require immediate repayment of all Daily Compounded CORRA Loans, including accrued interest thereon and all applicable breakage costs.

(e)    Canadian Prime Rate Loans. Each Canadian Prime Rate Loan shall bear interest (computed on the basis of a year of 365 days or 366 days in the case of a leap year as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Canadian Prime Rate from time to time in effect, calculated daily and payable in arrears by Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise.

(f)    Rate Determinations. Bank shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error. In connection with the use or administration of Term SOFR, Bank will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Bank will promptly notify Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR. In connection with the use, administration adoption or implementation of Canadian Benchmark Replacement, Bank will have the right to make Canadian Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Canadian Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Bank will promptly notify Borrower and Bank of the effectiveness of any Canadian Conforming Changes in connection with the use or administration of Adjusted Term CORRA or Daily Compounded CORRA.

(g)    Interest Act (Canada). For the purposes of the Interest Act (Canada), whenever any interest or fee under this Agreement is calculated using a rate based on a period other than a calendar year, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to such rate as determined multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends and divided by the number of days comprising such other period.

Section 2.5    Minimum Borrowing Amounts; Maximum SOFR Loans.

Each Borrowing of Eurodollar Loans, SOFR Loans, Term CORRA Loans or Daily Compounded CORRA Loans advanced, continued or converted shall be in an amount equal to the Dollar Equivalent of $1,000,000 or such greater amount which is an integral multiple of $100,000. Without Bank’s consent, there shall not be more than ten (10) Borrowings, in the aggregate, of Eurodollar Loans, SOFR Loans and Term CORRA Loans outstanding hereunder at any one time.

Section 2.6    Manner of Borrowing Loans and Designating Applicable Interest Rates.

(a)    Notice to Bank. Borrower shall give notice to Bank by no later than 1:00 p.m.: (i) at least three (3) Business Days before the date on which Borrower requests Bank to advance a Borrowing of Eurodollar Loans, (ii) at least one (1) Business Day before the date on which Canadian Borrower requests Bank to advance a Borrowing of Canadian Prime Rate Loans, (iii) at least three (3) Business Day before the date on which Borrower requests Bank to advance a Borrowing of Term CORRA Loans or Daily Compounded CORRA Loans (which, for certainty, shall only be available following a Canadian Benchmark Transition Event in accordance with Section 2.16) and (iv) on the date Borrower requests Bank to advance a Borrowing of SOFR Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 2.5, a portion thereof, as follows: (A) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into SOFR Loans, (B) if such Borrowing is of SOFR Loans, on any Business Day, Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by Borrower, (C) if such Borrowing is of Canadian Prime Rate Loans, on any Business Day, Borrower may convert all or part of such Borrowing into Term CORRA Loans for an Interest Period or Interest Periods specified by Borrower or (D) if such Borrowing is of Term CORRA Loans, on the last day of the Interest Period applicable thereto, Borrower may continue part or all of such Borrowing as a Canadian Prime Rate Loans or convert part or all of such Borrowing into a Canadian Prime Rate Loan. Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to Bank by telephone, telecopy, or other telecommunication device acceptable to Bank (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), in a form acceptable to Bank. Notice of the continuation of a Borrowing of Eurodollar Loans or CORRA Loans for an additional Interest Period or of the conversion of part or all of a Borrowing into Eurodollar Loans or CORRA Loans must be given by no later than 1:00 p.m. at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans or CORRA Loans, the Interest Period applicable thereto. No Borrowing of Eurodollar Loans or CORRA Loans shall be advanced, continued, or created by conversion if any Default or Event of Default then exists. Borrower agrees that Bank may rely on any such telephonic, telecopy or other telecommunication notice given by any person Bank in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if Bank has acted in reliance thereon.

(b)    Borrower’s Failure to Notify. If Borrower fails to give notice pursuant to Section 2.6(a) above of the continuation or conversion of any outstanding principal amount of (i) a Borrowing of SOFR Loans prior to the last day of its then current Interest Period within the period required by Section 2.6(a) and such Borrowing is not prepaid in accordance with Section 2.8(a), such Borrowing shall automatically be deemed to be continued as a SOFR Loan, (ii) a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.6(a) and such Borrowing is not prepaid in accordance with Section 2.8(a), such Borrowing shall automatically be converted into a Borrowing of SOFR Loans, and (iii) a Borrowing of Term CORRA Loans or Daily Compounded CORRA Loans before the last day of its then current Interest Period within the period required by Section 2.6(a) and such Borrowing is not prepaid in accordance with Section 2.8(a), such Borrowing shall automatically be converted into a Borrowing of Canadian Prime Rate Loans. In the event Borrower fails to give notice pursuant to Section 2.6(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified Bank by 12:00 noon on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, Borrower shall be deemed to have requested a Borrowing of a SOFR Loan or Canadian Prime Rate Loan, as the case may be, under the Revolving Credit Commitment on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

Section 2.7    Maturity of Loans. Term Loan. In addition to the monthly interest payments required under Section 2.4, TDI shall make principal payments on the Term Loan in installments on the last day of each March, June, September and December in each year, commencing with the calendar quarter ending March 31, 2025, with the amount of each such principal installment to be equal to $750,000 per quarter, it being agreed that a final payment comprised of all principal and interest then outstanding on the Term Loan shall be due and payable on the Term Loan Termination Date.

(b)    Revolving Loans. Each Revolving Loan, both for principal and interest then outstanding, shall mature and be due and payable by Borrower on the Revolving Credit Termination Date.

Section 2.8    Prepayments. Optional Prepayments. Borrower may prepay in whole or in part (but, if in part, then: (i) in an amount not less than $500,000, and (ii) in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.5 and 2.7 remains outstanding) any Borrowing of Loans at any time upon three (3) Business Days prior notice by Borrower to Bank, such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due Bank under Section 3.3. Any Loan bearing interest based on the Base Rate or the Canadian Prime Rate may be prepaid in whole or in part at any time without penalty on the same day in which Borrower provides Bank written notice of Borrower’s intent to prepay such Loan.

(b)    Mandatory Prepayments.

(i)    If Borrower or any Subsidiary shall at any time or from time to time make or agree to make a Disposition or shall suffer an Event of Loss with respect to any Property, then Borrower shall promptly notify Bank of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by Borrower or such Subsidiary in respect thereof) and, promptly upon receipt by Borrower or such Subsidiary of the Net Cash Proceeds of such Disposition or Event of Loss, Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds; provided that (x) so long as no Default or Event of Default then exists, this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of an Event of Loss so long as such Net Cash Proceeds are applied to replace or restore the relevant Property in accordance with the relevant Collateral Documents, (y) this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of Dispositions during any fiscal year of Borrower not exceeding $250,000 in the aggregate so long as no Default or Event of Default then exists, and (z) in the case of any Disposition not covered by clause (y) above, so long as no Default or Event of Default then exists, if Borrower states in its notice of such event that Borrower or the relevant Subsidiary intends to reinvest, within 90 days of the applicable Disposition, the Net Cash Proceeds thereof in assets similar to the assets which were subject to such Disposition, then Borrower shall not be required to make a mandatory prepayment under this subsection in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually reinvested in such similar assets with such 90 day period. Promptly after the end of such 90 day period, Borrower shall notify Bank whether Borrower or such Subsidiary has reinvested such Net Cash Proceeds in such similar assets, and, to the extent such Net Cash Proceeds have not been so reinvested, Borrower shall promptly prepay the Obligations in the amount of such Net Cash Proceeds not so reinvested. The amount of each such prepayment shall be applied first to the outstanding Term Loans until paid in full and then to the Revolving Loans; provided that proceeds relating to Eligible Inventory and Eligible Receivables then included in the Borrowing Base shall first be applied to the Revolving Loans. If Bank so requests, all proceeds of such Disposition or Event of Loss shall be deposited with Bank (or its agent) and held by it in the Collateral Account to be disbursed to or at Borrower’s direction for application to or reimbursement for the costs of replacing, rebuilding or restoring such Property.

(ii)    If after the Closing Date Borrower or any Subsidiary shall issue new equity securities (whether common or preferred stock or otherwise), other than equity securities issued in connection with the exercise of employee stock options, Borrower shall promptly notify Bank of the estimated Net Cash Proceeds of such issuance to be received by or for the account of Borrower or such Subsidiary in respect thereof. Promptly upon receipt by Borrower or such Subsidiary of Net Cash Proceeds of such issuance, Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds. Each such prepayment shall be applied in such amounts and to such Obligations as agreed to by Borrower and Bank. Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of Bank for any breach of Section 7.5 (Maintenance of Subsidiaries) or Section 8.1(i) (Change of Control) hereof or any other terms of the Loan Documents.

(iii)    If after the Closing Date Borrower or any Subsidiary shall issue any Indebtedness for Borrowed Money, other than Indebtedness for Borrowed Money expressly permitted by Section 7.1, Borrower shall promptly notify Bank of the estimated Net Cash Proceeds of such issuance to be received by or for the account of Borrower or such Subsidiary in respect thereof. Promptly upon receipt by Borrower or such Subsidiary of Net Cash Proceeds of such issuance, Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds. Each such prepayment shall be applied in such amounts and to such Obligations as agreed to by Borrower and Bank. Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of Bank for any breach of Section 7.1 or any other terms of the Loan Documents.

(iv)    If after the Closing Date Borrower or any Subsidiary shall issue any Subordinated Debt, Borrower shall promptly notify Bank of the estimated Net Cash Proceeds of such issuance to be received by or for the account of Borrower or such Subsidiary in respect thereof. Promptly upon receipt by Borrower or such Subsidiary of Net Cash Proceeds of such issuance, Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds. Each such prepayment shall be applied in such amounts and to such Obligations as agreed to by Borrower and Bank. Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of Bank for any breach of Section 7.1 or any other terms of the Loan Documents.

(v)    Borrower shall, on each date the Revolving Credit Commitment is reduced pursuant to Section 2.13, prepay the Revolving Loans and, if necessary, Cash Collateralize the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitment has been so reduced.

(vi)    If at any time the sum of the unpaid principal balance of the Revolving Loans and the L/C Obligations then outstanding shall be in excess of the Borrowing Base as then determined and computed, Borrower shall immediately and without notice or demand pay over the amount of the excess to Bank as and for a mandatory prepayment on such Obligations, with each such prepayment first to be applied to the Revolving Loans until paid in full with any remaining balance to be applied to Cash Collateralize the L/C Obligations.

(vii)    If at any time the Dollar Equivalent of the sum of the aggregate principal amount of the total Revolving Loans in Euros exceeds the Euro Sublimit, Borrower shall immediately and without notice or demand pay over the amount of the excess to Bank as and for a mandatory prepayment on such Obligations, with each such prepayment to be applied to the Revolving Loans until paid in full or the Euro Sublimit is no longer exceeded.

(viii)    Unless Borrower otherwise directs, prepayments of Loans under this Section 2.8(b) shall be applied first to the Term Loan until paid in full and then to the Revolving Loans (with a concurrent permanent reduction of the Revolving Commitment); provided that the proceeds from the divestiture of the real property located at 1328 Racine Street, Racine, Wisconsin 53403 shall be permitted to first be applied to the Revolving Loans outstanding. Each prepayment of Loans under this Section 2.8(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans, accrued interest thereon to the date of prepayment together with any amounts due Bank under Section 3.3.

(c)    Any amount of Revolving Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again. No amount of the Term Loans paid or prepaid may be reborrowed, and, in the case of any partial prepayment, such prepayment shall be applied to the remaining amortization payments on the relevant Loans in the inverse order of maturity.

(d)    If, due to exchange rate fluctuations, the aggregate principal amount of Revolving Loans (determined in U.S. Dollars with all Loans in Canadian Dollars being converted to the Equivalent Amount in U.S. Dollars) at any time outstanding exceeds the applicable Commitment then in effect, Borrower shall, upon the written request of Bank, prepay the Revolving Loans, or Term Loan, as applicable, in an amount equal to such excess (the "Currency Excess Amount"):

(i)    Within three (3) Business Days of such request if the Currency Excess Amount is greater than or equal to 3% of the applicable Commitment; and

(ii)    On the last day of the fiscal quarter in which such request is provided if the Currency Excess Amount is less than 3% of the applicable Commitment, so long as such Currency Excess Amount continues to exist on such date.

Section 2.9    Default Rate. Notwithstanding anything to the contrary contained herein, if any Loan or any part thereof is not paid when due (whether by lapse of time, acceleration, or otherwise), or at the election of Bank upon notice to Borrower during the existence of any other Event of Default, Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations, and letter of credit fees at a rate per annum equal to:

(a)    for any SOFR Loan, the sum of 2.0% plus the Applicable Margin plus the Adjusted Term SOFR Rate from time to time in effect;

(b)    for any Eurodollar Loan, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin plus the EURIBO Rate from time to time in effect;

(c)    for any Term CORRA Loan, the sum of 2.0% plus the Applicable Margin plus the Adjusted CORRA from time to time in effect;

(d)    for any Canadian Prime Rate Loan, the sum of 2.0% plus the Applicable Margin plus the Canadian Prime Rate from time to time in effect;

(e)    for any Reimbursement Obligation, the sum of 2.0% plus the amounts due under Section 2.3 with respect to such Reimbursement Obligation; and

(f)    for any Letter of Credit, the sum of 2.0% plus the letter of credit fee due under Section 2.11 with respect to such Letter of Credit.

Section 2.10    Evidence of Indebtedness. Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower hereunder, including the amounts of principal and interest payable and paid to Bank from time to time hereunder.

(b)    The entries maintained in the account(s) maintained pursuant to paragraph (a) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, that the failure of Bank to maintain such account(s) or any error therein shall not in any manner affect the obligation of Borrower to repay the Obligations in accordance with their terms.

(c)    Bank may request that the Loans be evidenced by a promissory note or notes in the forms of Exhibit A-1 (in the case of its Term Loan and referred to herein as a “Term Note”), or Exhibit A-2 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”), as applicable (the Term Notes and Revolving Notes being hereinafter referred to collectively as the “Notes” and individually as a “Note”). In such event, Borrower shall execute and deliver to Bank a Note payable to Bank or its registered assigns in the amount of the relevant Term Loan or Revolving Credit Commitment, as applicable.

Section 2.11    Fees.

(a)     Revolving Credit Commitment Fee. Borrower shall pay to Bank a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed) on the average daily Unused Revolving Credit Commitment. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitment is terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b)    Reserved.

(c)    Letter of Credit Fees. On the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) to and including, and on, the Revolving Credit Termination Date, Borrower shall pay to Bank a letter of credit fee at the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) for Revolving Loans that are SOFR Loans or Eurodollar Loans on the daily average face amount of Letters of Credit outstanding during the preceding calendar quarter. In addition to such letter of credit fee, Borrower further agrees to pay to Bank issuance fees, for each issuance, equal to 0.125% per annum of the face amount of such Letter of Credit, and such processing, transaction and other fees and charges as Bank from time to time customarily imposes in connection with any issuance, amendment, cancellation, negotiation, and/or payment of letters of credit and drafts drawn thereunder.

(d)    Closing Fee. Borrower shall pay to Bank on the date hereof a non-refundable closing fee in the amount of $11,500.

(e)    Audit Fees. Borrower shall pay to Bank charges for audits of the Collateral performed by Bank or its agents or representatives in such amounts as Bank may from time to time request (Bank acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits); provided, that in the absence of any Default and Event of Default, Borrower shall not be required to pay Bank for more than one (1) such audit per calendar year.

Section 2.12    Place and Application of Payments. All payments of principal, interest, fees, and all other Obligations payable under the Loan Documents shall be made to Bank at its office at 790 North Water Street, Milwaukee, Wisconsin (or at such other place as Bank may specify) no later than 1:00 p.m. on the date any such payment is due and payable. Payments received by Bank after 1:00 p.m. shall be deemed received as of the opening of business on the next Business Day. All such payments shall be made in U.S. Dollars, Euros or Canadian Dollars, as applicable, in immediately available funds at the place of payment, without set off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions, and conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of Bank). All payments shall be applied (a) first, towards payment of interest and fees then due hereunder and under the other Loan Documents, (b) second, to the payment of principal on the Loans, unpaid Reimbursement Obligations, together with amounts to be held by Bank as collateral security for any outstanding L/C Obligations and Hedging Liability (provided that funds from, and proceeds of Collateral owned by, any Person directly or indirectly liable for a Swap Obligation and that was not an “eligible contract participant” as defined in the Commodity Exchange Act at the time such Swap Obligation was incurred may not be used to satisfy such Swap Obligation), and (c) third, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of each Borrower and its Subsidiaries secured by the Loan Documents (provided that funds from, and proceeds of Collateral owned by, any Person directly or indirectly liable for a Swap Obligation and that was not an “eligible contract participant” as defined in the Commodity Exchange Act at the time such Swap Obligation was incurred may not be used to satisfy such Swap Obligation) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof. Unless Borrower otherwise directs, principal payments shall be applied first to the relevant Adjusted Term SOFR portion until payment in full thereof, with any balance applied to the relevant Eurodollar portion in the order in which their Interest Periods expire. Borrower hereby irrevocably authorizes Bank to (i) charge from time to time any of Borrower’s deposit accounts with Bank and/or (ii) make Revolving Loans from time to time hereunder (and any such Revolving Loan may be made by Bank hereunder without regard to the provisions of Section 4 hereof), in each case for payment of any Obligation then due and payable (whether such Obligation is for interest then due on a Loan, a Reimbursement Obligation or otherwise); provided that Bank shall not be under any obligation to charge any such deposit account or make any such Revolving Loan under this Section, and Bank shall incur no liability to Borrower or any other Person for its failure to do so.

Section 2.13    Commitment Terminations. Optional Revolving Credit Terminations. Borrower shall have the right at any time and from time to time, upon five (5) Business Days prior written notice to Bank (or such shorter period of time agreed to by Bank), to reduce or terminate the Revolving Credit Commitment without premium or penalty and in whole or in part, any partial reduction or termination to be in an amount not less than $5,000,000; provided that the Revolving Credit Commitment may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans and L/C Obligations then outstanding. Any reduction or termination of the Revolving Credit Commitment below the L/C Sublimit then in effect shall reduce the L/C Sublimit by a like amount.

(b)    Mandatory Revolving Credit Termination. If at any time Net Cash Proceeds or other amounts remain after the prepayment of the Term Loans in full pursuant to Section 2.8(b)(i), (ii), (iii), or (iv), the Revolving Credit Commitment shall be reduced by an amount equal to 100% of such excess.

(c)    Any termination of the Commitments pursuant to this Section 2.13 may not be reinstated.

Section 2.14    Sweep to Loan Arrangement.

Notwithstanding any provision herein to the contrary (including, without limitation, the provisions in Sections 2.5 and 2.8 above), so long as a Sweep to Loan Arrangement is in effect, and subject to the terms and conditions thereof, Revolving Loans may be advanced and prepaid hereunder notwithstanding any notice, minimum amount, or funding and payment location requirements hereunder for any advance of Revolving Loans or for any prepayment of any Revolving Loans. The making of any such Revolving Loans shall otherwise be subject to the other terms and conditions of this Agreement. All Revolving Loans advanced or prepaid pursuant to such Sweep to Loan Arrangement shall be SOFR Loans with an Interest Period of approximately one (1) calendar month, commencing on the first Business Day of the then current calendar month to but excluding the first Business Day of the immediately succeeding calendar month. Bank shall have the right in its sole discretion to suspend or terminate the making and/or prepayment of Revolving Loans pursuant to such Sweep to Loan Arrangement with notice to Borrower (which may be provided on a same-day basis), whether or not any Default or Event of Default exists. Bank shall not be liable to Borrower or any other Person for any losses directly or indirectly resulting from events beyond Bank’s reasonable control, including any interruption of communications or data processing services or legal restriction or for any special, indirect, consequential or punitive damages in connection with any Sweep to Loan Arrangement.

Section 2.15    Effect of Benchmark Transition Event (SOFR).

Notwithstanding anything to the contrary herein or in any other Loan Document

(a)         Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(b)         Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Bank will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)         Notice; Standards for Decisions and Determinations. Bank will promptly notify Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Bank will promptly notify Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.15. Any determination, decision or election that may be made by Bank pursuant to this Section 2.15, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.15.

(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Bank in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Bank may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not or is no longer subject to an announcement that is or will not be representative for a Benchmark (including a Benchmark Replacement), then Bank may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)    Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to a Loan bearing interest at the Base Rate. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Section 2.16    Effect of Benchmark Transition Event (CORRA).

Notwithstanding anything to the contrary in this Agreement or in any other Loan Document:

(a)    Canadian Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Canadian Benchmark Transition Event and its related Canadian Benchmark Replacement Date have occurred prior any setting of the then-current Canadian Benchmark, then (x) if a Canadian Benchmark Replacement is determined in accordance with clause (a) of the definition of "Canadian Benchmark Replacement" for such Canadian Benchmark Replacement Date, such Canadian Benchmark Replacement will replace such Canadian Benchmark for all purposes hereunder and under any Loan Document in respect of such Canadian Benchmark setting and subsequent Canadian Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Canadian Benchmark Replacement is determined in accordance with clause (b) of the definition of "Canadian Benchmark Replacement" for such Canadian Benchmark Replacement Date, such Canadian Benchmark Replacement will replace such Canadian Benchmark for all purposes hereunder and under any Loan Document in respect of any Canadian Benchmark setting at or after 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the date that notice of such Canadian Benchmark Replacement is provided to Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document. If the Canadian Benchmark Replacement is Daily Compounded CORRA, all interest payments will be payable on the last day of each Interest Period.

(b)    Canadian Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Canadian Benchmark Replacement, Bank will have the right to make Canadian Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Canadian Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)    Notices; Standards for Decisions and Determinations. Bank will promptly notify Borrower of (i) the implementation of any Canadian Benchmark Replacement and (ii) the effectiveness of any Canadian Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Canadian Benchmark Replacement. Bank will notify Borrower of (x) the removal or reinstatement of any tenor of a Canadian Benchmark pursuant to Section 2.1.6(d) and (y) the commencement of any Canadian Benchmark Unavailability Period. Any determination, decision or election that may be made by Bank pursuant to this Section 2.1.6 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.1.6.

(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Canadian Benchmark Replacement), (i) if the then-current Canadian Benchmark is a term rate (including Adjusted Term CORRA) and either (A) any tenor for such Canadian Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Bank in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Canadian Benchmark has provided a public statement or publication of information announcing that any tenor for such Canadian Benchmark is not or will not be representative, then Bank may modify the definition of “Interest Period” (or any similar or analogous definition) for any Canadian Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Canadian Benchmark (including a Canadian Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Canadian Benchmark (including a Canadian Benchmark Replacement), then Bank may modify the definition of “Interest Period” (or any similar or analogous definition) for all Canadian Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)    Benchmark Unavailability Period. Upon Borrower’ receipt of notice of the commencement of a Canadian Benchmark Unavailability Period, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Loans which are of the type of that have a rate of interest determined by reference to the then-current Canadian Benchmark, to be made, converted or continued during any Canadian Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a Borrowing of, conversion to or continuation of, (i) for a Canadian Benchmark Unavailability Period in respect of Term CORRA, Daily Compounded CORRA Loan, and (ii) for a Canadian Benchmark Unavailability Period in respect of a Canadian Benchmark other than Term CORRA, Canadian Prime Rate Loans.

Section 2.17    Nature and Extent of Each Borrower’s Liability.

(a)    Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for all Obligations and all agreements under the Loan Documents, except Excluded Swap Obligations.

(b)    Direct Liability; Separate Borrowing Availability.  Nothing contained in this Section 2.16 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Bank shall have the right, at any time in its discretion, to condition Revolving Loans and Letters of Credit upon a separate calculation of borrowing availability consistent with the Borrowing Base for each Borrower and to restrict the disbursement and use of such Revolving Loans and Letters of Credit to such Borrower.

(c)    Joint Enterprise.  Each Borrower has requested that Bank make this credit facility available to Borrower on a combined basis, in order to finance Borrower’s business most efficiently and economically. Borrower’s business is a mutual and collective enterprise, and the successful operation of Borrower is dependent upon the successful performance of the integrated group. Borrower believes that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the Revolving Loans and Term Loan, all to their mutual advantage. Borrower acknowledges that Bank’s willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrower and at Borrower’s request.

(d)    Borrower Agent.  Each Borrower hereby irrevocably appoints and designates TDI (“Borrower Agent”) as its representative and agent and attorney-in-fact for all purposes under the Loan Documents, including requests for Loans, designation of interest rates, delivery or receipt of communications and all notices, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Bank. Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any Loan Party by Borrower Agent shall be deemed for all purposes to have been made by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if made directly by such Loan Party and Bank shall be entitled to rely thereon. Bank may give any notice to or communication with a Borrower or other Loan Party hereunder to Borrower Agent on behalf of such Borrower or Loan Party.

SECTION 3.    CHANGE IN CIRCUMSTANCES.

Section 3.1    Withholding Taxes. Except as otherwise required by law, each payment by Borrower under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which Borrower is domiciled, any jurisdiction from which Borrower makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, Borrower shall make the withholding, pay the amount withheld to the appropriate Governmental Authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by Bank free and clear of such taxes (including such taxes on such additional amount) is equal to the amount that Bank would have received had such withholding not been made. If Bank pays any amount in respect of any such taxes, penalties or interest, Borrower shall reimburse Bank for that payment on demand in the currency in which such payment was made. If Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to Bank on or before the thirtieth day after payment.

Section 3.2    Documentary Taxes. Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 3.3    Funding Indemnity. Notwithstanding anything to the contrary contained anywhere else in this Agreement, Borrower acknowledges that advances made by Bank by way of Term CORRA Loans, Daily Compounded CORRA Loans, SOFR Loans or Eurodollar Loans may not be repaid prior to the end of the Interest Period applicable thereto. If any such Loan is repaid or converted prior to the end of the Interest Period applicable thereto (whether as a result of acceleration or otherwise) and Bank shall incur any loss, cost or expense (including any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by Bank to fund or maintain any Eurodollar Loan, SOFR Loan, Term CORRA Loan, Daily Compounded CORRA Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to Bank) as a result of:

(i)    any payment, prepayment or conversion of a Eurodollar Loan, SOFR Loan, Term CORRA Loan or Daily Compounded CORRA Loan on a date other than the last day of its Interest Period,

(ii)    any failure (because of a failure to meet the conditions of Section 4 or otherwise) by Borrower to borrow or continue a Eurodollar Loan, or to convert a Loan into a Eurodollar Loan, on the date specified in a notice given pursuant to Section 2.6(a),

(iii)    any failure by Borrower to make any payment of principal on any SOFR Loan, Eurodollar Loan, Term CORRA Loan or Daily Compounded CORRA Loan when due (whether by acceleration or otherwise), or

(iv)    any acceleration of the maturity of a SOFR Loan, Eurodollar Loan, Term CORRA Loan or Daily Compounded CORRA Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of Bank, Borrower shall pay to Bank such amount as will reimburse Bank for such loss, cost or expense. If Bank makes such a claim for compensation, it shall provide to Borrower a certificate setting forth the amount of such loss, cost or expense in reasonable detail and the amounts shown on such certificate shall be conclusive and binding on Borrower absent manifest error.

Section 3.4    Change of Law; Illegality. If Bank determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Bank or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, EURIBO, CORRA, the Term CORRA Reference Rate, Adjusted Term CORRA, Term CORRA or Daily Compounded CORRA or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, EURIBO, the Term CORRA Reference Rate, Adjusted Term CORRA, Term CORRA or Daily Compounded CORRA then, upon notice thereof by Bank to Borrower (an "Illegality Notice"),

(i)    any obligation of Bank to make SOFR Loans or Eurodollar Loans, as applicable, and any right of any Borrower to continue SOFR Loans and/or Eurodollar Loans, as applicable, shall be suspended until Bank notifies Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, Borrower shall, if necessary to avoid such illegality, upon demand from Bank, prepay or, if applicable, convert all SOFR Loans or Eurodollar Loans, as applicable, to Loans bearing interest at the Base Rate (the interest rate on which such Loans shall, if necessary to avoid such illegality, be determined by Bank without reference to clause (c) of the definition of "Base Rate"), on the last day of the Interest Period therefor, if Bank may lawfully continue to maintain such SOFR Loans to such day, or immediately, if Bank may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.3; and

(ii)    any obligation of Bank to make Daily Compounded CORRA Loans or Term CORRA Loans, and any right of any Borrower to continue Daily Compounded CORRA Loans or Term CORRA Loans or to convert Canadian Prime Rate Loans to Daily Compounded CORRA Loans or Term CORRA Loans, shall be suspended, and (b) the interest rate on which Canadian Prime Rate Loans shall, if necessary to avoid such illegality, be determined by Bank without reference to clause (ii) of the definition of "Canadian Prime Rate", in each case until Bank notifies Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, Borrower shall, if necessary to avoid such illegality, upon demand from Bank, prepay or, if applicable, convert all Daily Compounded CORRA Loans or Term CORRA Loans to Canadian Prime Rate Loans (the interest rate on which Canadian Prime Rate Loans shall, if necessary to avoid such illegality, be determined by Bank without reference to clause (ii) of the definition of "Canadian Prime Rate"), on the last day of the Interest Period therefor, if Bank may lawfully continue to maintain such Daily Compounded CORRA Loans or Term CORRA Loans to such day, or immediately, if Bank may not lawfully continue to maintain such Daily Compounded CORRA Loans or Term CORRA Loans to such day. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.3.

Section 3.5    Inability to Determine Rates. Subject to Section 2.15, if, on or prior to the first day of any Interest Period for any Borrowing of SOFR Loans:

(a)    Bank determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR”, “Adjusted Term CORRA” or “Daily Compounded CORRA”, as applicable, cannot be determined pursuant to the definition thereof, or

(b)    Bank determines that (i) for any reason in connection with any request for a SOFR Loan, a Term CORRA Loan, a Daily Compounded CORRA or a conversion thereto or a continuation thereof that Adjusted Term SOFR, Adjusted Term CORR or Daily Compounded CORRA, as applicable, for any requested Interest Period with respect to a proposed SOFR Loan, Term CORRA Loan or Daily Compounded CORRA Loan does not adequately and fairly reflect the cost to Bank of making and maintaining such Loan or (ii) that the making or funding of SOFR Loans, Term CORRA Loan or Daily Compounded CORRA Loan has become impracticable, or

(c)    a Benchmark Transition Event or Canadian Benchmark Transition Event has occurred and a Benchmark Replacement or Canadian Benchmark Replacement, as applicable, has not yet been chosen and implemented by Bank in accordance with Section 2.15 or Section 2.16, then Bank shall forthwith give notice thereof to Borrower. Upon notice thereof by Bank to Borrower, any obligation of Bank to make SOFR Loans, Term CORRA Loans or Daily Compounded CORRA Loans, as applicable, and any right of Borrower to continue SOFR Loans, Term CORRA Loans or Daily Compounded CORRA Loans or to convert Prime Rate Loans to Term CORRA Loans or Daily Compounded CORRA Loans shall be suspended (to the extent of the affected SOFR Loans, Term CORRA Loans, Daily Compounded CORRA Loans or affected Interest Periods) until Bank revokes such notice. Upon receipt of such notice, (i) (x) Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans, Term CORRA Loans or Daily Compounded CORRA Loans, as applicable, (to the extent of the affected SOFR Loans, Term CORRA Loans, Daily Compounded CORRA Loans or affected Interest Periods) (y) in respect of Term CORRA Loans, Borrower may elect to convert any such request into a request for a Borrowing of or conversion to Daily Compounded CORRA Loans; or, failing such revocation or election, (z) Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Canadian Prime Rate Loans, in the amount specified therein and (ii) (x) in respect of Term CORRA Loans, Borrower may elect to convert any outstanding affected Term CORRA Loans at the end of the applicable Interest Period, into Daily Compounded CORRA Loans, and (y) otherwise, or failing that, Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Canadian Prime Rate Loans, in the amount specified therein and (iii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.3.

Section 3.6    Increased Cost and Reduced Return. If, on or after the date hereof, any Change in Law shall:

(iii)    impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D)), special deposit. compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Bank (or its lending branch);

(iv)    shall subject Bank (or its lending branch) to any tax, duty or other charge with respect to its Eurodollar Loans, SOFR Loans, Term CORRA Loans, Daily Compounded CORRA Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans, SOFR Loans Term CORRA Loans or Daily Compounded CORRA Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to Bank of the principal of or interest on its Eurodollar Loans, SOFR Loans, Term CORRA Loans, Daily Compounded CORRA Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement or any other Loan Document in respect of its Eurodollar Loans, SOFR Loans, Term CORRA Loans, Daily Compounded CORRA Loans, Letter(s) of Credit, any participation therein, any Reimbursement Obligations owed to it, or its obligation to make Eurodollar Loans, SOFR Loans, Term CORRA Loans, Daily Compounded CORRA Loans, or issue a Letter of Credit, or acquire participations therein (except for changes in the rate of tax on the overall net income of Bank imposed by jurisdiction in which Bank’s principal executive office or lending branch is located); or

(v)    impose on Bank any other condition, cost or expense affecting this Agreement, SOFR Loans, Term CORRA Loans or Daily Compounded CORRA Loans made by Bank therein;

and the result of any of the foregoing is to increase the cost to Bank (or its lending branch) of making or maintaining any Eurodollar Loan, SOFR Loan, Term CORRA Loans or Daily Compounded CORRA Loans, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by Bank (or its lending branch) under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by Bank to be material, then, within 15 days after demand by Bank, Borrower shall be obligated to pay to Bank such additional amount or amounts as will compensate Bank for such increased cost or reduction.

(c)    If, after the date hereof, Bank shall have determined that any Change in Law has had the effect of reducing the rate of return on Bank’s capital as a consequence of its obligations hereunder to a level below that which Bank could have achieved but for such Change in Law (taking into consideration Bank’s policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within 15 days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction.

(d)    A certificate of Bank claiming compensation under this Section 3.6 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error. In determining such amount, Bank may use any reasonable averaging and attribution methods.

Section 3.7    Lending Offices. Bank may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect. To the extent reasonably possible, Bank shall designate an alternative branch or funding office with respect to its Eurodollar Loans to reduce any liability of Borrower to Bank under Section 3.6 or to avoid the unavailability of Eurodollar Loans under Section 3.5, so long as such designation is not otherwise disadvantageous to Bank.

Section 3.8    Discretion of Bank as to Manner of Funding. Notwithstanding any other provision of this Agreement, Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if Bank had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and, in the case of any Eurodollar Loan, bearing an interest rate equal to EURIBO for such Interest Period.

SECTION 4.    CONDITIONS PRECEDENT.

Section 4.1    Initial Credit Event. The obligation of Bank to participate in any initial Credit Event hereunder is subject to satisfaction or waiver by Bank of the following conditions precedent:

(a)    Bank shall have received each of the following, in each case (i) duly executed by all applicable parties, (ii) dated a date satisfactory to Bank and (iii) in form and substance satisfactory to Bank:

(i)    this Agreement duly executed by Borrower and Bank;

(ii)    duly executed Notes of Borrower dated the date hereof and otherwise in compliance with the provisions of Section 2.10;

(iii)    the Assignment of and Amendment to Security Agreement, the Assignment of and Amendment to IP Security Agreement, the Assignment of and Amendment to Pledge Agreement, the Assignment of and Amendment to Perfection Certificate, the Collateral Assignment of Rights under Purchase Documents, the Assignment of and Amendment to Negative Pledge Agreement, the Assignment of and Amendment to Agreement as Liens and Encumbrances and each of the other Collateral Documents required by Bank, together with (A) UCC financing statements to be filed against TDI, as debtor, in favor of Bank, as secured party, (B) PPSA financing statement to be filed against Canadian Borrower and Kobelt Purchaser, as debtors, in favor of Bank, as secured party (C) patent, trademark, industrial design and copyright collateral agreements to the extent requested by Bank, and (D) deposit account, securities account, and commodity account control agreements to the extent requested by Bank;

(iv)    copies of TDI’s and Kobelt Purchaser’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;

(v)    copies of resolutions of TDI’s and Kobelt Purchaser’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on TDI’s and Kobelt Purchaser’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

(vi)    such documents and certifications as Bank may reasonably require to evidence that TDI, Kobelt Purchaser and Kobelt Target are validly existing, in good standing or active status (as applicable), and qualified to engage in business in its jurisdiction of organization and in any other jurisdiction in which the nature of TDI and Kobelt Purchaser’s business requires such qualification;

(vii)    a list of Borrower’s Authorized Representatives;

(viii)    a pro forma Borrowing Base Certificate in the form attached hereto as Exhibit B showing the computation of the Borrowing Base in reasonable detail as of the close of business on February 14, 2025, after giving effect to the Kobelt Acquisition;

(ix)    financing statement, tax, and judgment lien search results against the Property of Borrower and each Guarantor, evidencing the absence of Liens on its Property except as permitted by Section 7.2;

(x)     pay off and lien release or amendment letters from secured creditors of Kobelt Target and Kobelt Sellers (as defined in the Kobelt Purchase Document) setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for the account of TDI and/or Kobelt Target) (collectively, the “Payoff Amount”) and containing a confirmation that upon receipt of the Payoff Amount that (i) all indebtedness, liabilities and obligations have been satisfied in full, (ii) all Liens have been discharged and released (in the case of the Kobelt Sellers, only Liens on the “Purchased Shares” as defined in the Kobelt Purchase Document), (iii) all loan, guarantee and security documents delivered by the Kobelt Target are terminated and released, (iv) they shall cause to be delivered to Bank UCC amendment or termination statements and PPSA financing change statements or full discharges of any financing statements registered against the Kobelt Target and the Kobelt Sellers (but in the case of the Kobelt Sellers, only to the extent any such financing statements perfect a security interest the “Purchased Shares” as defined in the Kobelt Purchase Document), together with any other lien amendment or release instruments necessary to amend or release their Liens on the assets of Kobelt Target (including the discharges of Intellectual Property Security Agreements to be filed with the applicable governmental offices in which Lien filings were made, and termination notices for any bank account control agreements) or the “Purchased Shares” (as defined in the Kobelt Purchase Document); and (v) the return of any physical Collateral (including share certificates);

(xi)    evidence reasonably satisfactory to Bank that all indebtedness to creditors referenced in the preceding paragraph has been (or concurrently with the initial Borrowing will be) paid in full, and that all agreements and instruments governing indebtedness and that all Liens securing such indebtedness have been (or concurrently with the initial Borrowing will be) terminated or amended.

(xii)    a favorable written opinion of counsel to TDI and Kobelt Purchaser;

(xiii)    evidence satisfactory to Bank that all due diligence with respect to TDI, Kobelt Purchaser and Kobelt Target has been completed, including confirmatory third-party due diligence consisting of a third-party due diligence report, quality of earnings, a legal and tax review, an industry and technology review, inventory appraisal, management background checks, an insurance review, and customer and supplier calls, all conducted by firms acceptable to Bank;

(xiv)    five-year projected financial statements for Borrower and a closing balance sheet for Borrower adjusted to give effect to the Kobelt Acquisition in form and substance previously provided to Bank;

(xv)    complete, signed copies of the Kobelt Purchase Documents;

(xvi)    the Post-Kobelt Amalgamation Deliveries (other than the certificate and articles of amalgamation and a certificate of good standing of the Canadian Borrower, each of which shall be delivered to Bank as soon as possible upon receipt) delivered in escrow to be released from escrow automatically and with no further action by any party hereto upon the Canadian Borrower providing satisfactory evidence to Bank of the consummation of the Kobelt Amalgamation, which the Canadian Borrower shall provide forthwith upon completion of same; and

(xvii)    such other agreements, instruments, documents, certificates, and opinions as Bank may reasonably request.

(b)    Bank shall have received the initial fees called for by Section 2.11, together with all other fees, costs and expenses required to be paid by Borrower at or before closing;

(c)    The capital and organizational structure of Borrower and its Subsidiaries shall be satisfactory to Bank; and

(d)    After giving effect to the Kobelt Acquisition, each initial Credit Event, payment of all fees and expenses in connection therewith, and any payables stretched beyond their customary payment practices, the Availability shall be at least $5,000,000.00.

Section 4.2    All Credit Events. The obligation of Bank to participate in any Credit Event (including any initial Credit Event) hereunder is subject to the following conditions precedent:

(a)    each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all respect (or in all material respect if such representation or warranty is not by its terms already qualified as to materiality) as of said time, except to the extent the same expressly relate to an earlier date, in which case such representations and warranties shall be and remain true and correct in all respect (or in all material respect if such representation or warranty is not by its terms already qualified as to materiality) as of such earlier date;

(b)    no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c)    in the case of a Borrowing, Bank shall have received the notice required by Section 2.6; in the case of the issuance of any Letter of Credit, Bank shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 2.11; and, in the case of an extension or increase in the amount of a Letter of Credit, Bank shall have received a written request therefor in a form acceptable to Bank together with fees called for by Section 2.11;

(d)    after giving effect to such Credit Event, the sum of the aggregate principal amount of Revolving Loans and L/C Obligations at any time outstanding shall not exceed the lesser of (i) the Revolving Credit Commitment in effect at such time and (ii) the Borrowing Base, and the Loans borrowed in a Foreign Currency shall not exceed the Foreign Currencies Sublimit; and

(e)    such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to Bank (including Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (e) of this Section; provided that Bank may continue to make advances under the Revolving Credit Commitment, in the sole discretion of Bank, notwithstanding the failure of Borrower to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or Event of Default or other condition set forth above that may then exist. Subject to the foregoing, prior to Bank making the Term Loan and additional advances hereunder for the purpose consummating the acquisition contemplated by the Purchase Documents, Bank shall have received confirmation from the Notary (as defined in the Purchase Agreement) or Borrower that all conditions precedent set forth in the Purchase Agreement have been satisfied by the parties thereto.

SECTION 5.    REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants to Bank as follows:

Section 5.1    Organization and Qualification. TDI is (a) duly organized, validly existing, and in active status as a corporation under the laws of the State of Wisconsin, (b) has full and adequate power to own its Property and conduct its business as now conducted, and (c) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except, with respect to this clause (c), where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Canadian Borrower is (i) duly organized, validly existing, and in good standing under the laws of the province of British Columbia, Canada, (ii) has full and adequate power and capacity to own its Property and conduct its business as now conducted, and (iii) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except, with respect to this clause (iii), where the failure to do so could not reasonably be expected to have a Material Adverse Effect

Section 5.2    Subsidiaries. Each Subsidiary (a) is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, (b) has full and adequate power to own its Property and conduct its business as now conducted, and (c) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except, with respect to this clause (c), where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 5.2 hereto identifies each Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and non-assessable and all such shares and other equity interests indicated on Schedule 5.2 as owned by Borrower or another Subsidiary are owned, beneficially and of record, by Borrower or such Subsidiary free and clear of all Liens other than the Liens granted in favor of Bank pursuant to the Collateral Documents. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

Section 5.3    Authority and Validity of Obligations. Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to grant to Bank the Liens described in the Collateral Documents executed by Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Subsidiary has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations or Hedging Liability, to grant to Bank the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by Borrower and its Subsidiaries have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of Borrower and its Subsidiaries enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally (including, without limitation, Canadian Insolvency Legislation) and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by Borrower or any Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon Borrower or any Subsidiary or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and bylaws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of Borrower or any Subsidiary, (b) conflict with, contravene or constitute a default under any material indenture or agreement of or affecting Borrower or any Subsidiary or any of their Property, or (c) result in the creation or imposition of any Lien on any Property of Borrower or any Subsidiary other than the Liens granted in favor of Bank pursuant to the Collateral Documents.

Section 5.4    Margin Stock. Neither Borrower nor any Subsidiary is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock or in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

Section 5.5    Financial Reports. The consolidated balance sheet of Borrower and its Subsidiaries as of June 30, 2024, and the related consolidated statements of income, retained earnings and cash flows of Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of an independent public accountant reasonably acceptable to Bank, and the unaudited interim consolidated balance sheet of Borrower and its Subsidiaries as at September 27, 2024, and the related consolidated statements of income, retained earnings and cash flows of Borrower and its Subsidiaries for the three (3) months then ended, heretofore furnished to Bank, fairly present the consolidated financial condition of Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. Neither Borrower nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 6.5.

Section 5.6    No Material Adverse Change. Since on or about September 30, 2024, there has been no change in the condition (financial or otherwise) or business prospects of Borrower or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 5.7    Full Disclosure. The statements and information furnished to Bank in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by Bank to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the statements contained herein or therein not misleading, Bank acknowledging that as to any projections furnished to Bank, Borrower only represents that the same were prepared on the basis of information and estimates Borrower believed to be reasonable.

Section 5.8    Trademarks, Franchises, and Licenses. Borrower and Guarantors own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, industrial designs, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright, industrial design or other proprietary right of any other Person.

Section 5.9    Governmental Authority and Licensing. Borrower and its Subsidiaries have received all licenses, permits, and approvals of all Governmental Authorities, if any, necessary to conduct their businesses, in each case except where the failure to obtain or maintain the same could not reasonably be expected to have a Material Adverse Effect. No investigation or proceeding is pending or, to the knowledge of Borrower, threatened, before or by any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

Section 5.10    Good Title. Borrower and Guarantors have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of Borrower and its Subsidiaries furnished to Bank (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 7.2.

Section 5.11    Litigation and Other Controversies. There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of Borrower threatened, against Borrower or any Guarantor or any of their Property which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.12    Taxes. All tax returns required to be filed by Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon Borrower or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. Borrower does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.

Section 5.13    Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or Governmental Authority, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by Borrower or any Guarantor of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Section 5.14    Affiliate Transactions. Neither Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 5.15    Investment Company. Neither Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.16    ERISA and Canadian Pension Plan Matters.

(a)     Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither Borrower nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

(b)    The Canadian Borrower does not sponsor, contribute to or administer any Canadian Defined Benefit Pension Plans. Except as could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (i) all obligations of the Canadian Borrower (including fiduciary, contribution, funding, investment and administration obligations) required to be performed in connection with any Canadian Pension Plan and any funding agreements therefor under the terms thereof and applicable statutory and regulatory requirements, have been performed in a timely and proper fashion, and (ii) there have been no improper withdrawals or applications of the assets of any Canadian Pension Plan. There are no outstanding material disputes concerning the assets or liabilities of any Canadian Pension Plan.

Section 5.17    Compliance with Laws.

(a)    Borrower and its Subsidiaries are in compliance with the requirements of all federal, state, provincial, territorial and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), except for any such noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)    Without limiting the representations and warranties set forth in Section 5.17(a) above, except for such matters, individually or in the aggregate, which could not reasonably be expected to result in a Material Adverse Effect and except as set forth on Schedule 5.17(b), Borrower represents and warrants that: (i) Borrower and its Subsidiaries, and each of the Premises, comply in all material respects with all applicable Environmental Laws; (ii) Borrower and its Subsidiaries have obtained all governmental approvals required for their operations and each of the Premises by any applicable Environmental Law; (iii) Borrower and its Subsidiaries have not, and Borrower has no knowledge of any other Person who has, caused any Release, threatened Release or disposal of any Hazardous Material at, on, about, or off any of the Premises in any material quantity and, to the knowledge of Borrower, none of the Premises are adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property; (iv) none of the Premises contain and have contained any: (A) underground storage tank, (B) material amounts of asbestos containing building material, (C) landfills or dumps, (D) hazardous waste management facility as defined pursuant to RCRA or any comparable state law, or (E) site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law; (v) Borrower and its Subsidiaries have not used a material quantity of any Hazardous Material and have conducted no Hazardous Material Activity at any of the Premises; (vi) Borrower and its Subsidiaries have no material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (vii) Borrower and its Subsidiaries are not subject to, have no notice or knowledge of and are not required to give any notice of any Environmental Claim involving Borrower or any Subsidiary or any of the Premises, and there are no conditions or occurrences at any of the Premises which could reasonably be anticipated to form the basis for an Environmental Claim against Borrower or any Subsidiary or such Premises; (viii) none of the Premises are subject to any, and Borrower has no knowledge of any imminent restriction on the ownership, occupancy, use or transferability of the Premises in connection with any (A) Environmental Law or (B) Release, threatened Release or disposal of a Hazardous Material; and (ix) there are no conditions or circumstances at any of the Premises which pose an unreasonable risk to the environment or the health or safety of Persons.

Section 5.18    Sanctions; Anti-Money Laundering Laws and Anti-Corruption Laws.

(a)    None of the Loan Parties, any of their Subsidiaries, any director, officer or employee of any Loan Party or any of their Subsidiaries, nor, to the knowledge of Borrower, any agent or representative of any Loan Party or any of their Subsidiaries, is a Sanctioned Person or currently the subject or target of any Sanctions.

(b)    The Loan Parties, each of their Subsidiaries, each of the Loan Parties’ and their Subsidiaries’ respective directors, officers and employees, and, to the knowledge of Borrower, each of the Loan Parties’ and their Subsidiaries’ respective agents and representatives, is in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(c)    The Loan Parties and their Subsidiaries have instituted and maintain in effect policies and procedures reasonably designed to ensure compliance by the Loan Parties, their Subsidiaries, and the Loan Parties’ and their Subsidiaries’ respective directors, officers, employees and agents with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

Section 5.19    Other Agreements. Neither Borrower nor any Guarantor is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, except for any such default that could not reasonably be expected to have a Material Adverse Effect.

Section 5.20    Solvency. Borrower and its Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

Section 5.21    No Default. No Default or Event of Default has occurred and is continuing.

Section 5.22    No Broker Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby; and Borrower hereby agrees to indemnify Bank against, and agree that they will hold Bank harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

SECTION 6.    AFFIRMATIVE COVENANTS.

So long as all or any portion of the Commitments remains outstanding or any Obligations hereunder remain outstanding, Borrower agrees that:

Section 6.1    Maintenance of Business. Borrower shall, and shall cause each Subsidiary to, preserve and maintain its existence, except as otherwise provided in Section 7.4(c)-(e). Borrower shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, industrial designs and other proprietary rights necessary to the proper conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.2    Maintenance of Properties. Borrower shall, and shall cause each Subsidiary to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.3    Taxes and Assessments. Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

Section 6.4    Insurance. Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks (including flood insurance (to the extent it can be obtained) with respect to any improvements on real Property consisting of building or parking facilities in an area designated by a governmental body as having special flood hazards), and in such amounts, as are insured by Persons similarly situated and operating like Properties, but in no event at any time in an amount less than the replacement value of the Collateral. Borrower shall also maintain, and shall cause each Subsidiary to maintain, insurance with respect to the business of Borrower and its Subsidiaries, covering commercial general liability, statutory worker’s compensation and occupational disease, statutory structural work act liability, and business interruption and such other risks with good and responsible insurance companies, in such amounts and on such terms as Bank shall reasonably request, but in any event as and to the extent usually insured by Persons similarly situated and conducting similar businesses. Borrower shall in any event maintain insurance on the Collateral to the extent required by the Collateral Documents. All such policies of insurance shall contain satisfactory lender's loss payable endorsements, naming Bank as a loss payee, first mortgagee assignee or additional insured, as appropriate, as its interest may appear, and showing only such other loss payees, assignees and additional insureds as are satisfactory to Bank. The property insurance policies of the Canadian Borrower shall include a standard mortgage clause approved by the Insurance Bureau of Canada. Each policy of insurance or endorsement shall contain a clause requiring the insurer to make best efforts to give not less than 30 days' prior written notice to Bank in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of Bank shall not be impaired or invalidated by any act or neglect of Borrower, any of its Subsidiaries, or the owner of the premises or Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. Borrower shall deliver to Bank (a) (i) with respect to TDI and its property, on the date of this Agreement, and (ii) with respect to the Canadian Borrower and its property, within thirty (30) days after the date of this Agreement, and at such other times as Bank shall reasonably request and/or upon any renewal or material modifications to any such insurance, certificates evidencing the maintenance of insurance required hereunder, (b) prior to the termination of any such policies, certificates evidencing the renewal thereof, and (c) promptly following request by Bank, copies of all insurance policies of Borrower and its Subsidiaries. Borrower also agrees to deliver to Bank, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

Section 6.5    Financial Reports. Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to Bank and its duly authorized representatives such information respecting the business and financial condition of Borrower and each Subsidiary as Bank may reasonably request; and without any request, shall furnish to Bank:

(a)    as soon as available, and in any event no later than 30 days after the last day of each calendar month, a Borrowing Base Certificate showing the computation of the Borrowing Base in reasonable detail as of the close of business on the last day of such month, together with an accounts receivable and accounts payable aging and inventory reports, prepared by Borrower and certified to by its chief financial officer or another officer of Borrower acceptable to Bank;

(b)    as soon as available, and in any event no later than 40 days after the last day of each fiscal quarter of Borrower, including the fiscal quarter ending on the last day of the fiscal year of Borrower, a copy of the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of the last day of such period and the consolidated and consolidating statements of income, retained earnings, and cash flows of Borrower and its Subsidiaries for the fiscal quarter and the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by Borrower in accordance with GAAP and certified to by its chief financial officer or such other officer acceptable to Bank;

(c)    as soon as available, and in any event no later than 90 days after the last day of each fiscal year of Borrower, a copy of the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of the close of such period and the consolidated and consolidating statements of income, retained earnings, and cash flows of Borrower and the Subsidiaries for such period, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion thereon of a firm of independent public accountants of recognized national standing, selected by Borrower and satisfactory to Bank, to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of Borrower and the Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(d)    as soon as available, and in any event no later than 45 days after the last day of each fiscal quarter of Borrower, including the fiscal quarter ending on the last day of the fiscal year of Borrower, a written certificate in the form attached hereto as Exhibit C signed by the chief financial officer of Borrower or another officer of Borrower acceptable to Bank to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by Borrower or any Subsidiary to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 7.12 (Financial Covenants).

(e)    with each of the financial statements delivered pursuant to subsection (c) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;

(f)    as soon as available, and in any event no later than 30 days after the end of each fiscal year of Borrower, a copy of Borrower’s consolidated and consolidating business plan for the following fiscal year, such business plan to show Borrower’s projected consolidated and consolidating revenues, expenses and balance sheet on a quarter by quarter/month by month basis, such business plan to be in reasonable detail prepared by Borrower and in form satisfactory to Bank (which shall include a summary of all assumptions made in preparing such business plan);

(g)    as soon as available, but in any event within 30 days after the end of each calendar month from, (i) reconciliations of all Borrower’s Accounts as shown on the month-end Borrowing Base Certificate for the immediately preceding month to Borrower’s accounts receivable agings, to Borrower’s general ledger and to Borrower’s most recent financial statements, (ii) accounts payable agings, (iii) reconciliations of Borrower’s Inventory as shown on Borrower’s perpetual inventory, to Borrower’s general ledger and to Borrower’s financial statements and (iv) Inventory status reports, all with supporting materials as Bank shall reasonably request;

(h)    promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of Borrower’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants;

(i)    promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by Borrower or any Subsidiary to its stockholders or other equity holders, and copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10 K, Form 10 Q and Form 8 K reports) filed by Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;

(j)    promptly after receipt thereof, a copy of each audit made by any regulatory agency of the books and records of Borrower or any Subsidiary or of notice of any material noncompliance with any applicable law, regulation or guideline relating to Borrower or any Subsidiary, or its business; and

(k)    promptly after knowledge thereof shall have come to the attention of any responsible officer of Borrower, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against Borrower or any Subsidiary or any of their Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) the occurrence of any Default or Event of Default hereunder.

Section 6.6    Inspection. Borrower shall, and shall cause each Subsidiary to, permit Bank and its duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision Borrower hereby authorizes such accountants to discuss with Bank the finances and affairs of Borrower and its Subsidiaries) at such reasonable times and intervals as Bank may designate; provided, that in the absence of any Default and Event of Default, Bank shall not perform, or cause to be performed, more than one (1) such exam per calendar year.

Section 6.7    ERISA. Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. Borrower shall, and shall cause each Subsidiary to, promptly notify Bank of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of Borrower or any Subsidiary with respect to any post retirement Welfare Plan benefit.

(b)         Canadian Borrower shall, and shall cause each other Loan Party to, promptly pay and discharge all obligations and liabilities arising in respect of each Canadian Pension Plan of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property, save and except statutory deemed trusts or similar Liens in respect of contributions required to be made, or withheld and remitted, by a Loan Party to a Canadian Pension Plan that are (i) not yet due; or (ii) overdue but immaterial and the result of an inadvertent error, provided that such contributions are remitted no later than thirty (30) days after the Loan Party becomes aware of such error. Canadian Borrower shall, and shall cause each other Loan Party to, promptly notify Bank of any of the following that would result, or that could reasonably be expected to result, in a material wind-up funding deficiency or withdrawal liability: (A) the termination of any Canadian Defined Benefit Pension Plan, (B) receipt of any notice from a Governmental Authority of its intention to seek termination of any Canadian Defined Benefit Pension Plan or appointment of a trustee therefor, (C) its intention to terminate or withdraw from any Canadian Defined Benefit Pension Plan, and (D) the occurrence of any event with respect to any Canadian Defined Benefit Pension Plan in the incurrence by Borrower or any other Loan Party of any material liability, fine or penalty.

Section 6.8    Compliance with Laws.

(a)    Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, provincial, territorial and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, except where any such non- compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

(b)    Without limiting the agreements set forth in Section 6.8(a) above, Borrower shall, and shall cause each Subsidiary to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (i) comply in all material respects with, and maintain each of the Premises in compliance in all material respects with, all applicable Environmental Laws; (ii) require that each tenant and subtenant, if any, of any of the Premises or any part thereof comply in all material respects with all applicable Environmental Laws; (iii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Premises; (iv) cure any material violation by it or at any of the Premises of applicable Environmental Laws; (v) not allow the presence or operation at any of the Premises of any (A) landfill or dump or (B) hazardous waste management facility or solid waste disposal facility as defined pursuant to RCRA or any comparable state law; (vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Premises except in the ordinary course of its business and in de minimis amounts; (vii) within ten (10) Business Days notify Bank in writing of and provide any reasonably requested documents upon learning of any of the following in connection with Borrower or any Subsidiary or any of the Premises: (A) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (B) any material Environmental Claim; (C) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; (D) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release, threatened Release or disposal of a Hazardous Material or (y) Environmental Law; or (E) any environmental, natural resource, health or safety condition, which could reasonably be expected to have a Material Adverse Effect; (viii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release, threatened Release or disposal of a Hazardous Material as required by any applicable Environmental Law, (ix) abide by and observe any restrictions on the use of the Premises imposed by any Governmental Authority as set forth in a deed or other instrument affecting Borrower’s or any Subsidiary’s interest therein; (x) promptly provide or otherwise make available to Bank any reasonably requested environmental record concerning the Premises which Borrower or any Subsidiary possesses or can reasonably obtain; and (xi) perform, satisfy, and implement any operation or maintenance actions required by any Governmental Authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any Governmental Authority under any Environmental Law.

Section 6.9    Compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(a)    Borrower shall at all times comply with the requirements of all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions applicable to Borrower and shall cause each other Loan Party and each of its and their respective Subsidiaries to comply with the requirements of all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions applicable to such Persons.

(b)    Borrower shall provide Bank (i) any information regarding Borrower, each other Loan Party, and each of their respective owners, Affiliates, and Subsidiaries necessary for Bank to comply with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions; subject however, in the case of Affiliates, to Borrower’s ability to provide information applicable to them and (ii) without limiting the foregoing, notification of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein.

(c)    Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Loan Parties, their Subsidiaries, and the Loan Parties’ and their Subsidiaries’ respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti Money-Laundering Laws and Sanctions.

Section 6.10    Formation of Subsidiaries. Promptly upon the formation or acquisition of any Subsidiary (but in no event later than 30 days after such formation or acquisition), Borrower shall provide Bank notice thereof and timely comply with the requirements of Section 6.12 (at which time Schedule 5.2 shall be deemed amended to include reference to such Subsidiary). Except for Foreign Subsidiaries existing on the Closing Date and identified on Schedule 5.2 or any Foreign Subsidiary acquired pursuant to the Kobelt Acquisition, Borrower shall not, nor shall it permit any Subsidiary to, form or acquire any Foreign Subsidiary.

Section 6.11    Use of Proceeds; Margin Stock; Bank Accounts. Borrower shall use (a) the Revolving Loans extended under this Agreement solely to pay for a portion of the consideration payable in connection with the Kobelt Acquisition (including reasonable costs and expenses related thereto), to refinance existing Indebtedness for Borrowed Money, including proceeds used to finance a portion of the Katsa Acquisition, for Capital Expenditures, for its general working capital purposes and for such other general corporate purposes as are consistent with all applicable laws, and (b) the Term Loan extended under this Agreement solely to pay for a portion of the total consideration paid in connection with the Kobelt Acquisition (including reasonable costs and expenses related thereto) and to refinance existing Indebtedness for Borrowed Money that was used to finance a portion of the acquisition of Veth Propulsion Holding, B.V. Neither Borrower nor any Subsidiary will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock or in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Borrower shall at all times maintain all of its deposit and operating accounts of any kind with Bank or its Affiliates.

Section 6.12    Guaranties and Collateral. (a)       Guaranties.     The payment and performance of the Obligations and Hedging Liability shall at all times be guaranteed by each direct and indirect Domestic Subsidiary of Borrower pursuant to one or more guaranty agreements in form and substance acceptable to Bank (as the same may be amended, restated, supplemented, or otherwise modified from time to time individually a “Guaranty” and collectively the “Guaranties” and each such Domestic Subsidiary executing and delivering a Guaranty being referred to herein as a “Guarantor” and collectively the “Guarantors”).

(b)    Collateral. The Obligations and Hedging Liability shall be secured by valid, perfected, and enforceable Liens on all right, title, and interest of Borrower and each Guarantor in all of their accounts, chattel paper, instruments, documents, general intangibles, letter of credit rights, supporting obligations, deposit accounts, investment property, inventory, equipment, fixtures, commercial tort claims and certain other personal Property, whether now owned or hereafter acquired or arising, and all proceeds thereof; provided, that, unless otherwise required by Bank during the existence of any Event of Default, Liens on the Voting Stock of a Foreign Subsidiary, which, if granted, would cause a material adverse effect on Borrower’s federal income tax liability, shall be limited to 65% of the total outstanding Voting Stock of such Foreign Subsidiary. Borrower acknowledges and agrees that the Liens on the Collateral shall be valid and perfected first priority Liens except as permitted by Section 7.2, subject, however, to the proviso appearing at the end of the preceding sentence, in each case pursuant to one or more Collateral Documents from such Persons, each in form and substance satisfactory to Bank.

(c)    Reserved.

(d)    Further Assurances. Borrower agrees that it shall, and shall cause each Subsidiary to, from time to time at the request of Bank, execute and deliver such documents and do such acts and things as Bank may reasonably request in order to provide for or perfect or protect Bank’s Liens on the Collateral.

Section 6.13    Maintenance of Accounts.

Each of TDI and Canadian Borrower agree that they shall, during the remaining term of this Agreement, maintain their (a) primary depository accounts and all treasury services related to such Borrower’s collection and disbursement accounts at Bank or its Affiliates and (b) primary commercial card program at Bank or its Affiliates.

Section 6.14    Post-Closing Delivery (Stock Certificates).

Within 30 days after the Closing Date, Borrower will deliver (or cause BMO Bank N.A. to deliver) to Bank original stock certificates or other similar instruments or securities representing all of the issued and outstanding shares of capital stock or other equity interests in each of the entities being pledged as of the Closing Date which are currently held by BMO Bank N.A., and (ii) stock powers for the Collateral consisting of the stock or other equity interest in each entity being pledged, executed in blank and undated, which are currently held by BMO Bank N.A. If such stock certificates are not timely delivered to Bank as a result of a delay caused by BMO Bank N.A., failure to timely deliver such certificates shall not be an Event of Default under this Agreement and the foregoing time period for delivery shall be extended as long as is necessary for BMO Bank N.A. to deliver such certificates.

Section 6.15    Post-Kobelt Amalgamation Deliveries

Within two (2) Business Days following the Closing Date (as may be extended in writing by Bank in its sole discretion acting reasonably), the Canadian Borrower shall either:

(a)    provide satisfactory evidence to Bank of the consummation of the Kobelt Amalgamation at which point the Post-Kobelt Amalgamation Deliveries shall be automatically released from escrow and with no further action from any party hereunder; or

(b)    cause Kobelt Target to become a Loan Party hereunder by causing Kobelt Target to execute and deliver to and in favor of Bank, in each case, in form and substance satisfactory to Bank, the following documents and deliverables:

(i)    an unlimited and unconditional guarantee of the Obligations and Hedging Liability (the “Kobelt Target Guaranty”);

(ii)    a supplement to the Canadian Security Agreement granting a security interest in all of its present and after acquired property, assets and undertaking;

(iii)    the Canadian IP Security Agreement;

(iv)    a supplement to the IP Security Agreement;

(v)    delivery by Kobelt Purchaser of share certificates representing 100% of the issued and outstanding Equity Interests of Kobelt Target, together with corresponding stock transfer powers of attorney;

(vi)    each document (including, without limitation, any UCC and PPSA financing statement or financing change statement and insurance certificate(s) in respect of the insurance policies maintained by Kobelt Target in accordance with the terms and conditions set out in Section 6.4) required by this Agreement, any Loan Document, any related agreement or under applicable law or reasonably requested by Bank to be filed, registered or recorded in order to create, in favor of Bank, a first ranking Lien in or upon all of the present and after acquired property, assets and undertaking of Kobelt Target which, in each case, shall have been properly executed and delivered for each jurisdiction in which the filing, registration or recordation thereof is so required or reasonably requested;

(vii)    a certificate of an authorized officer of Kobelt Target attaching (A) the constating documents of Kobelt Target; (B) the resolutions of the board of directors of Kobelt Target authorizing the execution, delivery and performance of the Kobelt Target Guaranty, the supplement to the Canadian Security Agreement, the Canadian IP Security Agreement, the supplement to the IP Security, and any other applicable Loan Document to which it is a party and any related agreements; and (C) a certificate as to the incumbency and signatures of the officers and directors of Kobelt Target executing the Loan Documents;

(viii)    a legal opinion in respect of Kobelt Target, together with a certificate of good standing of Kobelt Target; and

(ix)    such other deliveries as reasonably requested by Bank.

SECTION 7.    NEGATIVE COVENANTS.

So long as all or any portion of the Commitments remains outstanding or any Obligations hereunder remain outstanding, Borrower agrees that, unless otherwise permitted by Bank in writing:

Section 7.1    Borrowings and Guaranties. Borrower shall not, nor shall it permit any Loan Party or Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money, or incur liabilities for interest rate, currency, or commodity cap, collar, swap, or similar hedging arrangements, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided that the foregoing shall not restrict nor operate to prevent:

(a)    the Obligations of Borrower and its Subsidiaries owing to Bank under the Loan Documents and other indebtedness and obligations of such Persons owing to Bank;

(b)    indebtedness outstanding on the date hereof and listed on Schedule 7.1(b), which Indebtedness exceeds $50,000 for any single obligation and, in the aggregate, obligations totaling $300,000 or more for any Loan Party;

(c)    indebtedness at or below $50,000 for any single obligation and, in the aggregate, obligations totaling $300,000 or less for any Loan Party (such indebtedness does not include the indebtedness otherwise permitted in this Section 7.1);

(d)    (i) the Parent Guarantee in connection with the Katsa Acquisition, and (ii) the Guaranties of any Loan Party in respect of Indebtedness for Borrowed Money otherwise permitted hereunder; provided, that any Guaranty permitted hereunder that is subordinated to the Obligations shall be subordinated to the Obligations on substantially the same terms as such Subordinated Indebtedness;

(e)    purchase money indebtedness and Capitalized Lease Obligations of the Loan Parties in an amount not to exceed $10,000,000 in the aggregate at any one time outstanding;

(f)    the Hedging Liability of Borrower and its Subsidiaries, along with any other obligations of Borrower or any Subsidiary arising out of interest rate, foreign currency, and commodity hedging agreements entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes;

(g)    indebtedness arising in the ordinary course of business in connection with treasury management and commercial credit card, merchant card and purchase or procurement card services;

(h)    endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(i)    Assumed Indebtedness of Borrower in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

(j)    indebtedness with respect to the deferred purchase price for any acquisition permitted by Section 7.3 (including, for avoidance of doubt, the earn out contemplated under the Purchase Documents for the Acquisition); provided, that such indebtedness does not require the payment in cash of principal (other than in respect of working capital adjustments) prior to the Revolving Credit Termination Date, has a maturity which extends beyond the Revolving Credit Termination Date, and is subordinated to the Obligations on terms reasonably acceptable to Bank;

(k)    indebtedness of Foreign Subsidiaries in an aggregate principal amount at any time outstanding not to exceed 5% of the total consolidated assets of Borrower and its Subsidiaries as of the end of the most recently ended fiscal year of Borrower;

(l)    indebtedness from time to time owing by any Subsidiary to Borrower in the ordinary course of business;

(m)    unsecured Indebtedness for Borrower Money of (A) any Loan Party owing to any other Loan Party or any Subsidiary that is not a Loan Party, (B) any Subsidiary that is not a Loan Party owing to any other Subsidiary that is not a Loan Party and (C) any Subsidiary that is not a Loan Party owing to any Loan Party; provided , that any such Indebtedness for Borrowed Money described in this clause which is owing to a Loan Party, shall (1) to the extent the aggregate principal amount thereof is in excess of $500,000.00, be evidenced by promissory notes in form and substance satisfactory to Bank and pledged to Bank on terms acceptable to it, (2) be permitted under Section 7.3(h)(iv) or (k), and (3) not be forgiven or otherwise discharged for any consideration other than payment in full in cash unless Bank otherwise consents; and

(n)    other unsecured Indebtedness for Borrowed Money having a stated maturity date no earlier than 91 days following the Revolving Credit Termination Date and not exceeding $10,000,000 in the aggregate in any fiscal year of Borrower, if (i) (A) no Default has occurred and is continuing or would result from such Indebtedness for Borrowed Money, (B) such Indebtedness for Borrowed Money is evidenced by a subordination agreement in form and substance satisfactory to Bank and on terms acceptable to it; and (ii) at least ten (10) Business Days prior to each such incurrence, Borrower has delivered a certificate to Bank demonstrating compliance with (A) above.

Section 7.2    Liens. Borrower shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided that the foregoing shall not apply to nor operate to prevent:

(a)    Liens at or below $150,000 for any single Lien and, in the aggregate, Liens totaling $500,000 or less for any Loan Party (such Liens do not include Liens otherwise permitted in this Section 7.2);

(b)    Liens existing on the date hereof and listed on Schedule 7.2(b), which Liens exceed $150,000 per Lien and, in the aggregate, exceed $500,000 per Loan Party, and any renewals or extensions thereof, provided, that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased from the amount outstanding on the date of renewal or extension, (iii) the direct or any contingent obligor with respect thereto is not changed; and (iv) any renewal or extension of the obligations secured or benefited thereby is otherwise permitted under Section 7.1(b);

(c)    Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business; provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(d)    mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(e)    judgment liens and judicial attachment liens not constituting an Event of Default under Section 8.1(g) and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding;

(f)    Liens arising in the ordinary course of business on deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business;

(g)    Liens on equipment of Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 7.1(e), representing or incurred to finance the purchase price of such Property; provided that no such Lien shall extend to or cover other Property of Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(h)    any interest or title of a lessor under any operating lease;

(i)    Liens securing Indebtedness permitted under Section 7.1(j); provided, that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness for Borrowed Money and (ii) the Indebtedness for Borrowed Money secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)    Liens securing Assumed Indebtedness of the Loan Parties permitted pursuant to Section 7.1(i); provided, that (i) such Liens do not at any time encumber any property other than property of the Subsidiary acquired, or the property acquired, and proceeds thereof in connection with such Assumed Indebtedness and shall not attach to any assets of the Loan Parties theretofore existing or (except for any such proceeds) which arise after the date thereof and (ii) the Assumed Indebtedness and other secured Indebtedness of the Loan Parties secured by any such Lien does not exceed the fair market value of the property being acquired in connection with such Assumed Indebtedness;

(k)    Liens on assets of Foreign Subsidiaries of Borrower securing Indebtedness for Borrowed Money of such Foreign Subsidiaries permitted pursuant to clause (k) of Section 7.1;

(l)    easements, rights of way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of Borrower or any Subsidiary;

(m)    Liens in favor of customs and revenue authorities imposed by Law to secure payment of customs duties in connection with the importation of goods and arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(n)    Special tool builders’ or similar liens arising by operation of law; and

(o)    Liens granted in favor of Bank pursuant to the Collateral Documents.

Section 7.3    Investments, Acquisitions, Loans and Advances.  Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided that the foregoing shall not apply to nor operate to prevent:

(a)    investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b)    investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within one year of the date of issuance thereof;

(c)    investments in certificates of deposit issued by Bank or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

(d)    investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e)    investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;

(f)    loans and advances to officers, directors and employees of the Loan Parties and Subsidiaries made in the ordinary course of business in an aggregate amount at any one time outstanding not to exceed $100,000;

(g)    investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss;

(h)    Borrower’s investments in its Subsidiaries outstanding on the date hereof, (ii) additional Investments by Borrower and its Subsidiaries in Loan Parties, (iii) additional Investments by Subsidiaries of Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties, and (iv) so long as no Default has occurred and is continuing or would result from such investment, additional investments by the Loan Parties in Subsidiaries that are not Loan Parties in an aggregate amount invested from the date hereof not to exceed $250,000;

(i)    intercompany advances made from time to time from Borrower to any one or more Subsidiaries in the ordinary course of business;

(j)    investments arising in connection with the Acquisitions or with any other acquisition permitted by this Section 7.3;

(k)    other investments, loans, and advances in addition to those otherwise permitted by this Section 7.3 in an amount not to exceed $2,000,000 in the aggregate in any fiscal year of Borrower (as calculated to include any acquisitions permitted under this Section 7.3 during such fiscal year), so long as (i) when consummated, no Default has occurred and is continuing or would result from such Investment and (ii) at least ten (10) Business Days prior to each such investment, Borrower has delivered a certificate to Bank demonstrating compliance with (i) above; and

(l)    Guaranties permitted by Section 7.1.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section 7.3, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Section 7.4    Mergers, Amalgamations, Consolidations and Sales.  Borrower shall not, nor shall it permit any Subsidiary to, be a party to any merger, amalgamation or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided that this Section 7.4 shall not apply to nor operate to prevent:

(a)    the sale or lease of inventory in the ordinary course of business;

(b)    the sale, transfer, lease or other disposition of Property of Borrower and its Subsidiaries to one another in the ordinary course of its business;

(c)    any Subsidiary of Borrower may merge, amalgamate or consolidate with or liquidate or dissolve into a Loan Party; provided, that, (i) the Loan Party shall be the continuing or surviving Person, and (ii) in the case of any merger of a Loan Party and a Subsidiary Guarantor, such Loan Party shall be the continuing or surviving Person;

(d)    in connection with an acquisition permitted under Section 7.3, any Subsidiary of a Loan Party may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided, that, (i) the Person surviving such merger or the amalgamated entity resulting from such amalgamation shall be a Wholly-Owned Subsidiary of a Loan Party and (ii) in the case of any such merger or amalgamation to which any Loan Party is a party, such Loan Party is the surviving Person or the amalgamated entity resulting from such amalgamation be a Loan Party;

(e)    any Subsidiary that is not a Loan Party may merge into or amalgamate with any other Subsidiary that is not a Loan Party; provided, that, when any Wholly-Owned Subsidiary is merging or amalgamating with another Subsidiary that is not wholly-owned, the Wholly-Owned Subsidiary shall be the continuing or surviving Person;

(f)    the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

(g)    the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of Borrower or its Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business, so long as (i) no Event of Default has occurred and is continuing at the time of such disposition, (ii) the aggregate fair market value or a book value, whichever is more, of such property does not exceed $500,000 in any twelve-month period and (iii) all proceeds thereof are applied in accordance with Section 2.8(b);

(h)    dispositions that constitute (i) an investment permitted under Section 7.3, (ii) a Lien permitted under Section 7.2, (iii) a merger, amalgamation, dissolution, consolidation or liquidation permitted under this Section 7.4, or (iv) a Restricted Payment permitted under Section 7.6;

(i)    dispositions that result from a casualty or condemnation in respect of such property or assets and is not otherwise an Event of Default so long as all proceeds thereof are applied in accordance with Section 2.8(b); and

(j)    the sale, transfer, lease or other disposition of Property of Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for Borrower and its Subsidiaries, so long as (i) no Event of Default has occurred and is continuing at the time of such disposition and (ii) the fair market value of all such assets disposed of, whether individually or in a series of related transactions, does not exceed $500,000 in the aggregate in any fiscal year of Borrower.

Section 7.5    Maintenance of Subsidiaries.  Borrower shall not assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided that the foregoing shall not operate to prevent (a) Liens on the capital stock or other equity interests of Subsidiaries granted to Bank pursuant to the Collateral Documents, (b) the issuance, sale, and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, and (c) any transaction permitted by Section 7.4(c)-(e) above.

Section 7.6    Dividends and Certain Other Restricted Payments.  Borrower shall not, nor shall it permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests (other than dividends or distributions payable solely in its capital stock or other equity interests), or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same (collectively referred to herein as “Restricted Payments”); provided, that in each case (except Section 7.6(a)) so long as no Default or Event of Default shall have occurred and be continuing (both before or as a result of the making of such Restricted Payment):

(a)    each Subsidiary may make Restricted Payments, directly or indirectly, to Borrower;

(b)    Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;

(c)    Borrower may repurchase shares tendered by employees to satisfy tax withholding obligations on awards of equity compensation, so long as such repurchases are completed in the ordinary course of business and do not exceed $2,000,000, in the aggregate, in any fiscal year of Borrower; and

(d)    Borrower shall be permitted to make other Restricted Payments provided in Borrower’s financial forecasts from time to time in the form of cash dividends, distributions, purchases, redemptions or other acquisitions of or with respect to shares of its common stock or other common equity interests in an aggregate amount in any fiscal year of Borrower not to exceed $5,000,000.

Section 7.7    Burdensome Contracts With Affiliates.  Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 7.8    No Changes in Fiscal Year.  The fiscal year of Borrower ends on June 30 of each year; and Borrower shall not change its fiscal year from its present basis.

Section 7.9    Change in the Nature of Business.  Borrower shall not, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of Borrower or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date.

Section 7.10    No Restrictions.  Except pursuant to this Agreement and the other Loan Documents, Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of Borrower or any Subsidiary to: (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by Borrower or any other Subsidiary, (b) pay any indebtedness owed to Borrower or any other Subsidiary, (c) make loans or advances to Borrower or any other Subsidiary, (d) transfer any of its Property to Borrower or any other Subsidiary, or (e) guarantee the Obligations and/or grant Liens on its assets to Bank as required by the Loan Documents.

Section 7.11    Subordinated Debt.  Borrower shall not, nor shall it permit any Subsidiary to, (a) amend or modify any of the terms or conditions relating to Subordinated Debt, (b) make any voluntary prepayment of Subordinated Debt or effect any voluntary redemption thereof, or (c) make any payment on account of Subordinated Debt which is prohibited under the terms of any instrument or agreement subordinating the same to the Obligations. Notwithstanding the foregoing, Borrower may agree to a decrease in the interest rate applicable thereto or to a deferral of repayment of any of the principal of or interest on the Subordinated Debt beyond the current due dates therefor.

Section 7.12    Financial Covenants.

(a)    Total Funded Debt/EBITDA Ratio. As of the last day of each fiscal quarter of Borrower, commencing with the fiscal quarter ending on or about December 31, 2024, Borrower shall not permit the Total Funded Debt/EBITDA Ratio to be greater than 3.50 to 1.00 for such fiscal quarter.

(b)    Tangible Net Worth. Borrower shall at all times maintain Tangible Net Worth of Borrower and its Subsidiaries determined on a consolidated basis in an amount not less than (i) $110,684,000 plus (ii) 50% of Net Income for each fiscal year of Borrower ending on June 30, 2025 and thereafter for which such Net Income is a positive amount (i.e., there shall be no reduction to the minimum amount of Tangible Net Worth required to be maintained hereunder for any fiscal year of Borrower in which Net Income is less than zero).

(c)    Minimum Fixed Charge Coverage Ratio. Borrower shall not permit the Fixed Charge Coverage Ratio calculated on a trailing 12-month basis as of the last day of each calendar quarter, commencing with the trailing 12-month period ending on or about December 31, 2024, to be less than 1.10 to 1.00.

Section 7.13    Anti-Corruption Laws. Borrower will not request any Loan or issuance of a Letter of Credit, and Borrower shall not use, and shall ensure that its Subsidiaries and Affiliates, and its or their respective directors, officers, employees and agents not use, the proceeds of any Loan or Letter of Credit, directly or indirectly, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) to fund, finance or facilitate any activities, business or transaction of or with any Sanctioned Person or in any Designated Jurisdiction, or (c) in any other manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 7.14    Canadian Pension Plans.

(a) No Loan Party shall maintain, contribute, sponsor or have any liability with respect to any Canadian Defined Benefit Plan, and (b) No Loan Party shall take any action (including the enactment of any corporate resolution) to terminate or wind up (in whole or in part) any Canadian Pension Plan that would reasonably be expected to result in a Material Adverse Effect.

SECTION 8.    EVENTS OF DEFAULT AND REMEDIES.

Section 8.1    Events of Default.  Any one or more of the following shall constitute an “Event of Default” hereunder:

(a)    default in the payment when due of all or any part of any Obligation payable by Borrower hereunder or under any other Loan Document (whether at the stated maturity thereof or at any other time provided for in this Agreement), or default shall occur in the payment when due of any other indebtedness or obligation (whether direct, contingent or otherwise) of Borrower owing to Bank, and such default continues for three (3) days after such payment is due; provided that Borrower shall not have the benefit of using such 3-day cure period for any principal payments due and owing to Bank;

(b)    default in the observance or performance of any covenant set forth in Sections 6.1, 6.4, 6.5, 6.6, 6.11, or Article 7 or any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon, and such default continues for five (5) Business Days; provided, that Borrower may only have the benefit of using such cure period three (3) times per fiscal year;

(c)    default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within thirty (30) days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) written notice thereof is given to Borrower by Bank;

(d)    any representation or warranty made herein or in any other Loan Document or in any certificate furnished to Bank pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) as of the date of the issuance or making or deemed making thereof;

(e)    any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of Bank in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof and except as permitted by Section 7.2, or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f)    default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by Borrower or any Subsidiary aggregating in excess of $500,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);

(g)    any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against Borrower or any Subsidiary, or against any of its Property, in an aggregate amount in excess of $500,000 (except to the extent fully covered by insurance as to which the insurer has been notified of such judgment and has not denied coverage), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

(h)    Borrower or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $500,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $500,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by Borrower or any Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against Borrower or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i)    any Change of Control shall occur;

(j)    Borrower or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, or any Canadian Insolvency Legislation, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, interim receiver, receiver and manager custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, or any Canadian Insolvency Legislation, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment, restructuring, winding-up or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it (including the filing of any notice of intention or the filing of a proposal in respect thereof), (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 8.1(k);

(k)    a custodian, receiver, interim receiver, receiver and manager, trustee, examiner, liquidator or similar official shall be appointed for Borrower or any Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 8.1(j)(v) shall be instituted against Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days; or

(l)    (a) the voluntary full or partial wind up of a Canadian Pension Defined Benefit Plan by any Loan Party, or any Subsidiary of a Loan Party or initiation of any action or filing to do so; (b) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer any Canadian Defined Benefit Pension Plan; or (c) any other event or condition which would reasonably be expected to result in the termination of, winding up or partial termination of, or the appointment of trustee to administer, any Canadian Defined Benefit Pension Plan.

Any Event of Default occurring hereunder shall be deemed to exist and be continuing until waived by Bank, notwithstanding any actual or purported remedy or cure of the actions, facts, circumstances or conditions giving rise to such Event of Default.

Section 8.2    Non Bankruptcy Defaults.  When any Event of Default (other than those described in Section 8.1(j) or (k) with respect to Borrower) has occurred and is continuing, Bank may, by written notice to Borrower: (a) terminate the remaining Commitments and all other obligations of Bank hereunder on the date stated in such notice (which may be the date thereof); (b) declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) demand that Borrower immediately Cash Collateralize the L/C Obligations, and Borrower agrees to immediately make such payment and acknowledges and agrees that Bank would not have an adequate remedy at law for failure by Borrower to honor any such demand and that Bank shall have the right to require Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit.

Section 8.3    Bankruptcy Defaults.  When any Event of Default described in Section 8.1(j) or (k) with respect to Borrower has occurred and is continuing, then all outstanding Loans together with all other amounts payable under the Loan Documents shall immediately become due and payable without presentment, demand, protest or notice of any kind, the obligation of Bank to extend further credit pursuant to any of the terms hereof shall immediately terminate and Borrower shall immediately Cash Collateralize the L/C Obligations, Borrower acknowledging and agreeing that Bank would not have an adequate remedy at law for failure by Borrower to honor any such demand and that Bank shall have the right to require Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 8.4    Collateral for Undrawn Letters of Credit.  If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 8.2 or Section 8.3 above, Borrower shall forthwith pay the amount required to be so prepaid. All such amounts prepaid shall be held by Bank in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by Bank (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by Bank, and to the payment of the unpaid balance of all other Obligations (and to all Hedging Liability). The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of Bank. If and when requested by Borrower, Bank shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that Bank is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from Borrower to Bank; provided, that if Borrower shall have made payment of all obligations required under Section 8.2 or 8.3, so long as no Letters of Credit, Commitments, Loans or other Obligations or Hedging Liability remain outstanding, at the request of Borrower, Bank shall release to Borrower any remaining amounts held in the Collateral Account.

SECTION 9.    MISCELLANEOUS.

Section 9.1    No Waiver, Cumulative Remedies.  No delay or failure on the part of Bank in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of Bank are cumulative to, and not exclusive of, any rights or remedies which Bank would otherwise have.

Section 9.2    Non-Business Days.  If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 9.3    Survival of Representations.  All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 9.4    Survival of Indemnity and Certain Other Provisions.  All indemnity provisions and other provisions relative to reimbursement to Bank of amounts sufficient to protect the yield of Bank with respect to the Loans and Letters of Credit, including, but not limited to, Sections 3.3, 3.6, and 9.10, shall survive the payment and satisfaction of all Obligations and the termination of this Agreement and the other Loan Documents, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim thereunder. All such indemnity and other provisions shall be binding upon the successors and assigns of Borrower and shall inure to the benefit of each applicable Indemnitee and its successors and assigns.

Section 9.5    Notices.  Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including notice by electronic delivery) and shall be given to the relevant party at its mailing address or email address set forth below, or such other address as such party may hereafter specify by notice to the other given by courier, by United States certified or registered mail or by electronics means capable of creating a written record of such notice and its receipt. Notices under the Loan Documents shall be addressed:

to Borrower:

Twin Disc, Incorporated

222 East Erie Street, Suite 400

Milwaukee, WI, 53202

Attention:     Vice President – Finance and

Chief Financial Officer

Telephone:    262-638-4242

Email:           knutson.jeff@twindisc.com

to Bank: Bank of Montreal 790 North Water Street Milwaukee, Wisconsin 53202 Attention: Mark Czarnecki, SVP Telephone: 414-765-7920 Email: mark.czarnecki@bmo.com

Each such notice, request or other communication shall be effective (i) if given via email, when such email is transmitted to the email address specified in this Section and a confirmation of such email has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 2 shall be effective only upon receipt.

Section 9.6    Counterparts; Digital Copies.  This Agreement, any Loan Document, any assignment and acceptance and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures.  Each of the Loan Parties and Bank agrees that any Electronic Signature of such Person on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.   Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Bank may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person's business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record.  Notwithstanding anything contained herein to the contrary, Bank is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by Bank pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent Bank has agreed to accept such Electronic Signature, Bank shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and without further verification and (b) upon the request of Bank, any Electronic Signature shall be promptly followed by such manually executed counterpart. Each of the Loan Parties hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document or any Communication based solely on the lack of paper original copies of this Agreement, such other Loan Document or such Communication, and (ii) waives any claim against Bank and its Related Parties for any liabilities arising solely from Bank’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.7    Successors and Assigns.  Subject to Section 2.17 above, this Agreement shall be binding upon Borrower and its successors and assigns, and shall inure to the benefit of Bank and its successors and assigns, including any subsequent holder of any of the Obligations. Borrower may not assign any of its rights or obligations under any Loan Document without the written consent of Bank.

Section 9.8    Amendments, etc.  Except as provided in Sections 2.15 and 2.16 above, no amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and Bank. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

Section 9.9    Headings.  Article and Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 9.10    Costs and Expenses; Indemnification. Borrower agrees to pay all costs and expenses of Bank in connection with the preparation, negotiation, execution, delivery, and administration of the Loan Documents, including the reasonable fees and disbursements of counsel to Bank, in connection with the preparation and execution of the Loan Documents and in connection with the transactions contemplated hereby or thereby, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges suffered or incurred by Bank in connection with periodic environmental audits, fixed asset appraisals, title insurance policies, collateral filing fees and lien searches. Borrower agrees to pay to Bank all costs and expenses incurred or paid by Bank, including reasonable attorneys’ fees and disbursements and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving Borrower or any Subsidiary as a debtor thereunder). Borrower further agrees to indemnify Bank, and any security trustee therefor, their respective Affiliates, and each of their respective directors, officers, employees, agents, advisors, and consultants (each such Person being called an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all reasonable fees and disbursements of counsel for any such Indemnitee and all reasonable expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the bad faith, reckless disregard or willful misconduct of the party claiming indemnification. Borrower, upon demand by Bank at any time, shall reimburse Bank for any legal or other expenses (including all reasonable fees and disbursements of counsel for any such Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the bad faith, reckless disregard or willful misconduct of the party to be indemnified. To the extent permitted by applicable law, Borrower shall not assert or cause any Subsidiary to assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.

(b)    Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, each Indemnitee for any damages, costs, loss or expense, including, response, remedial or removal costs and all fees and disbursements of counsel for any such Indemnitee, arising out of any of the following: (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any Environmental Law, whether federal, state, provincial, territorial or local, and any regulations promulgated thereunder, by Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by Borrower or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the bad faith, reckless disregard or willful misconduct of the relevant Indemnitee.

Section 9.11    Set off.  In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, Bank and each of its affiliates is hereby authorized by Borrower at any time or from time to time, without notice to Borrower, or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts) and any other indebtedness at any time held or owing by Bank or that affiliate, to or for the credit or the account of Borrower, whether or not matured, against and on account of the Obligations of Borrower to Bank under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) Bank shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 9.12    Entire Agreement.  The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 9.13    Governing Law.  This Agreement and the other Loan Documents (except as otherwise specified therein), and any claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) based upon, arising out of or relating to this Agreement or any Loan Document, and the rights and duties of the parties hereto, shall be governed by and construed and determined in accordance with the internal laws of the State of Wisconsin.

Section 9.14    Severability of Provisions.  Any provision of any Loan Document that is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 9.15    Excess Interest.  Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall result in a receipt by Bank of interest at a criminal rate (as construed under the Criminal Code (Canada)) or shall require the payment or permit the collection of any amount of interest or charges in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither Borrower nor any Guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that Bank may have received hereunder shall, at the option of Bank, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document (or any fees, commissions, premiums and other amounts required to be paid to Bank which would constitute interest for purposes of the Criminal Code (Canada)) shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws including the Criminal Code (Canada) (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither Borrower nor any guarantor or endorser shall have any action against Bank for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of the Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Obligations shall remain at the Maximum Rate until Bank have received the amount of interest which Bank would have received during such period on the Obligations had the rate of interest not been limited to the Maximum Rate during such period. For the purposes of the Criminal Code (Canada), any amount or rate of interest referred to in this Agreement shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from date of advance to the relevant Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Bank shall be conclusive for the purposes of that determination.

Section 9.16    Construction.   The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as Borrower has one or more Subsidiaries. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

Section 9.17    Submission to Jurisdiction; Waiver of Venue; Service of Process.  (a)        BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF WISCONSIN SITTING IN MILWAUKEE COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE EASTERN DISTRICT OF WISCONSIN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

(b)          BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)          EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 9.18    Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.19    USA Patriot Act and Canadian Anti-Money Laundering.   Bank hereby notifies Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify, and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with that Act.

(b)    Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “Canadian AML Legislation”), Bank may be required to obtain, verify and record information regarding Borrower, any Subsidiary, their directors, authorized signing officers, direct or indirect shareholders or other Persons in control of Borrower or any Subsidiary, and the transactions contemplated hereby. Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by Bank, or any prospective assignee or participant of Bank, in order to comply with any applicable Canadian AML Legislation, whether now or hereafter in existence.

Section 9.20    Time is of the Essence. Time is of the essence of this Agreement and each of the other Loan Documents.

Section 9.21    Confidentiality.  Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its branches and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as (or no less restrictive than) those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement or (ii) any direct or indirect, actual or prospective party (or its Related Parties) to any swap, derivative, securitization or other transaction under which payments are to be made by reference to Borrower or any Subsidiary and its obligations, this Agreement or payments hereunder, (g) with the prior written consent of Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (i) becomes available to Bank or any of its Affiliates on a non-confidential basis from a source other than Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, that is not known to be subject to a confidentiality obligation to the Loan Parties, or (iii) is independently discovered or developed by a party hereto without utilizing any Information received from a Loan Party or violating the terms of this Section; or to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement, or (A) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Commitments hereunder; provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (A). For purposes of this Section, “Information” means all information received from Borrower or any of the Subsidiaries or from any other Person on behalf of Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Bank on a non-confidential basis prior to disclosure by Borrower or any of its Subsidiaries or from any other Person on behalf of Borrower or any of the Subsidiaries; provided that, in the case of information received from Borrower or any Subsidiary, or on behalf of Borrower or any Subsidiary, after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.22    Customary Advertising Material.

Notwithstanding Section 9.21 above, the Loan Parties consent to the publication by Bank of customary advertising material (including customary “tombstone” disclosure) relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties.

Section 9.23    Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or pursuant to any of the other Loan Documents in one currency into another currency, the rate of exchange used shall be the rate at which, in accordance with normal banking procedures, Bank could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to Bank hereunder or under any of the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement or the other Loan Document (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Bank of any sum adjudged to be so due in the Judgment Currency, Bank may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Bank from any Loan Party in the Agreement Currency, such Loan Party agrees and shall be required, as a separate obligation and notwithstanding any such judgment, to indemnify Bank against such loss.

[Signature Pages to Follow]

This Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“Borrower”

TWIN DISC, INCORPORATED

By:______________________________

Name: Jeffrey S. Knutson

Title: Vice President – Finance and Chief Financial Officer

(from the Closing Date until the consummation of the Kobelt Amalgamation)

TWIN DISC CANADA HOLDINGS LTD.

By: ______________________________

Name:

Title:

(following the consummation of the Kobelt

Acquisition and the Kobelt Amalgamation)

KOBELT MANUFACTURING CO. LTD.

By: ______________________________

Name:

Title:

S-1

“Bank” BANK OF MONTREAL By:______________________________ Name: Mark Czarnecki Title: Senior Vice President By:______________________________ Name: Helen Alvarez-Hernandez Title: Managing Director

S-2

Schedule 5.2

Subsidiaries

Name	Jurisdiction of Organization	Percentage Ownership	Owner
Twin Disc International, S.R.L.	Belgium	99.99%	157,573 ordinary shares and 10,835 preferred shares owned by Twin Disc, Inc.; 1 ordinary share owned by John H. Batten
Twin Disc S.r.l.	Italy	100%	Twin Disc International, S.R.L
Twin Disc (Pacific) Pty. Ltd.	Australia	100%	Twin Disc, Incorporated
Twin Disc (Far East) Ltd.	Delaware (operating in Singapore and Hong Kong)	100%	Twin Disc, Incorporated
Twin Disc (Far East) Pte. Ltd	Singapore	100%	9,004,731 Shares owned by Twin Disc (Far East) Ltd.; 1 Share owned by Twin Disc, Inc.
Twin Disc (Far East) Pte. Ltd	India	100%	Twin Disc (Far East) Pte. Ltd. (the Singapore entity)
Twin Disc Power Transmission (Shanghai) Co. Ltd.	China	100%	Twin Disc (Far East) Pte. Ltd.
Twin Disc Power Transmission Private Ltd.	India	100%	1,100,500 Shares owned by Twin Disc (Far East) Pte. Ltd.; 9,900 Shares owned by Twin Disc, Inc.; 100 Shares owned by Twin Disc International, S.R.L
Twin Disc Nico Co., Ltd	Japan	66% 34%	Twin Disc, Incorporated Hitachi

Twin Disc Japan	Japan	100%	Twin Disc, Incorporated
Rolla SP Propellers SAGL	Switzerland	100%	Twin Disc International, S.R.L
Twin Disc NL Holding B.V.	Netherlands	100%	Twin Disc, Incorporated
Veth Propulsion, B.V.	Netherlands	100%	Veth Propulsion Holding, B.V.
Veth Propulsion Holding B.V.	Netherlands	100%	Twin Disc NL Holding B.V.
TD Finland Holding Oy	Finland	100%	Twin Disc, Incorporated
Katsa Oy	Finland	100%	TD Finland Holding Oy
Twin Disc European Distribution S.R.L.	Belgian	100%	Twin Disc International S.R.L.
Twin Disc New Zealand Limited	New Zealand	100%	Twin Disc, Incorporated
Kobelt Manufacturing Co. Ltd.*	Canada	100%	Twin Disc, Incorporated

*This information is to be included and form part of Schedule 5.2 following the consummation of the Kobelt Acquisition and Kobelt Amalgamation (as those terms are defined in this Agreement).

Schedule 5.17(b)

Compliance with Environmental Laws

None.

Schedule 7.1(b)

Borrowings and Guaranties

Promissory Note dated as of February 14th, 2025 from Twin Disc Canada Holdings Ltd. to Twin Disc, Incorporated in the original principal amount of $11,897,932.32*

*This information is to be included and form part of Schedule 7.1(b) following the consummation of the Kobelt Acquisition (as that term is defined in this Agreement).

Schedule 7.2(b)

Liens

None.